Exhibit 4.1

EXECUTION VERSION

SYLVAMO CORPORATION

as Issuer

INTERNATIONAL PAPER COMPANY

as guarantor

INDENTURE

Dated as of September 3, 2021

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

$450,000,000

7.000% Senior Notes due 2029

i

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Beneficial Ownership
EXHIBIT C	Form of Regulation S Certificate
EXHIBIT D	Form of Position Representation

INDENTURE, dated as of September 3, 2021, as amended or supplemented from time to time (this “Indenture”), among SYLVAMO CORPORATION, a Delaware corporation, INTERNATIONAL PAPER COMPANY, a New York corporation, the Subsidiary Guarantors from time to time parties hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (in such capacity, the “Trustee”).

Recitals of the Issuer

WHEREAS, the Issuer has duly authorized the creation of an issue of $450,000,000 aggregate principal amount of the Issuer’s 7.000% Senior Notes due 2029 (the “Initial Notes” and unless otherwise specified, together with any Additional Notes issued pursuant to Sections 2.4, 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7 hereunder, the “Notes”);

WHEREAS, International Paper and the Guarantors have duly authorized the guarantee, on a senior unsecured basis, of the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all the Issuer’s obligations under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise; and

WHEREAS, the Issuer, International Paper and Guarantors have duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person became a Restricted Subsidiary.

“Additional Notes” means notes issued under this Indenture in addition to the Initial Notes (other than notes issued pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess, if any, of

(a) the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of such Note at September 1, 2024 (such redemption price being set forth in the table in Exhibit A hereto) plus (ii) all required remaining scheduled interest payments due on the Note through September 1, 2024 (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b) the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate and the Trustee shall have no duty to confirm or verify any such calculation.

“Approved Jurisdiction” means each of the Grand Duchy of Luxembourg, Brazil and the Republic of Finland and any other jurisdiction designated as such under the New Credit Agreement.

“asset” means any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”), in each case, other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable, surplus or worn out equipment, or other assets, in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer or any Guarantor in compliance with Article IV or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 3.4 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusion of such definition, and any Permitted Investment);

(d) any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value (on the date a legally binding commitment for such disposition was entered into) of less than $50.0 million;

(e) (i) any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer and (ii) dispositions by any Restricted Subsidiary of its Equity Interests constituting directors’ qualifying shares or interests required to be held by foreign nationals or other third parties to the extend required by applicable law;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license, sublicense or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business or that would not materially interfere with the required use of such property by the Issuer or its Restricted Subsidiaries;

(j) a sale or transfer of Receivables Assets, or participations therein, and related assets (i) to any Person in a Qualified Receivables Factoring or (ii) to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of Receivables Assets (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of a Fair Market Value at least equivalent to the Fair Market Value of the property exchanged;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date; provided that such sale is for at least Fair Market Value;

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are reasonably promptly applied to the purchase price of such replacement property;

(t) dispositions by the Issuer or any Restricted Subsidiary of any Disqualified Stock (including any Permitted Convertible Indebtedness) to the extent permitted by Section 3.3;

(u) dispositions by the Issuer or any Restricted Subsidiary of any Permitted Warrant Transaction substantially concurrently with any issuance or sale of Permitted Convertible Indebtedness permitted hereunder;

(v) dispositions by the Issuer and its Restricted Subsidiaries of assets that are necessary or advisable, in the good faith judgment of the Issuer, in order to obtain the approval of any governmental authority to consummate or avoid the prohibition or other restrictions on the consummation of any Asset Sale permitted under Section 3.7 or any Investment permitted under Section 3.4 or any Permitted Investment; and

(w) (i) any disposition to effectuate the pre-Spin-Off reorganization pursuant to the Spin-Off Documents and (ii) any other disposition to International Paper or any of its Subsidiaries pursuant to Spin-Off Documents.

For the avoidance of doubt, the unwinding of Swap Contracts or Permitted Bond Hedge Transactions shall not be deemed to constitute an Asset Sale.

“Bankruptcy Law” means (i) Title 11, United States Code, or any similar federal or state law for the relief of debtors and (ii) any applicable Luxembourg law relating to the opening of any bankruptcy proceedings (faillite), insolvency proceedings, proceedings for voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif dela faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors or reorganization or similar proceedings affecting the rights of creditors generally (including, without limitation, the appointment of any Custodian or any proceedings for the relief against debtors in scenarios in which the relevant Issuer or Significant Subsidiary is unable to pay its creditors (cessation de paiement) and unable to obtain credit (ébranlement de credit) or any other similar or analogous proceedings in any jurisdiction.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is owned or managed by a single entity, the board of directors or managers, sole member or managing member or other governing body of such entity) or any duly authorized committee thereof.

“Brazil Payment Agreement” means the Brazil Payment Agreement between a subsidiary of the Issuer and a subsidiary of International Paper with respect to required payments in the event of any direct or indirect transfer, subject to certain exceptions for immaterial transfers, of Brazilian eucalyptus forest plantations by Subsidiaries of the Issuer, which agreement is in substantially the form incorporated by reference into the Offering Memorandum.

“Brazil Receivables Factoring Program” means Qualified Receivables Factoring related to Receivables Assets of one or more Restricted Subsidiaries organized under the Laws of Brazil.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the Issue Date), Australian dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the Issue Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any lender under the New Credit Agreement or any other commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “P-2” or “A-2” or the equivalent thereof by either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition, and commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the New Credit Agreement or any bank holding company owning any such lender;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250.0 million;

(8) investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following (a) treasury services, (b) credit card, debit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, zero balance arrangements, cash sweeps, depository, lockbox, stop payment, electronic funds transfer, information reporting, temporary advances, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Issuer or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means:

(x) prior to the Spin-Off Effective Date, the Issuer ceases to be a Wholly Owned Subsidiary of International Paper; and

(y) after the Spin-Off Effective Date, any of the following:

(a) an event or series of events by which any “person” or “group” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock representing 50% or more of the voting power of all Voting Stock of the Issuer; or

(b) (i) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, to any “person” or “group” or (ii) the merger, amalgamation or consolidation of the Issuer with another Person; provided that a transaction where the holders of all classes of Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all the Voting Stock of the transferee person or group (in the case of clause (i)) or the Person surviving such merger, amalgamation or consolidation (in the case of clause (ii)), immediately after such transaction shall not be a Change of Control pursuant to this clause (b).

As used in this definition, the terms “person” and “group” shall have the meanings as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. Notwithstanding the foregoing: (A) the transfer of assets between or among the Restricted Subsidiaries and the Issuer shall not itself constitute a Change of Control; and (B) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement so long as such person or group does not have the right to control the voting of such securities prior to the consummation of such transactions.

“Clearstream” means Clearstream Banking Société Anonyme.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Equities” means all of Issuer’s cash patronage, stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (or its affiliate), and proceeds thereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer of the Issuer.

“Consolidated EBITDA” means of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted (or, in the case of clauses (7) and (9), not included) in calculating such Consolidated Net Income for such period, the sum of:

(1) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state or local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period including taxes reimbursed to International Paper pursuant to the Tax Matters Agreement;

(2) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (or minus any net gains thereon to the extent included in calculating such Consolidated Net Income for such period), amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including Consolidated Interest Expense of, and purchase discount fees in respect of any Receivables Financing incurred by, such Person and its Restricted Subsidiaries for that period);

(3) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(4) any extraordinary, unusual or non-recurring expenses or losses (including fees, expenses and charges (and amortization thereof) associated with the Transactions), losses on sales of accounts receivable pursuant to a Receivables Financing, and restructuring and integration costs (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Issuer) or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);

(5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(6) transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including any other transactions in connection therewith and any reorganization expenses, those relating to the transactions contemplated hereby, and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 3.3, transactions permitted by Article IV, Asset Sales permitted by Section 3.7, or any Investment permitted by Section 3.4);

(7) the amount of cost savings and other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of any acquisition or Asset Sale (including the termination or discontinuance of activities constituting such business) of business entities or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Asset Sale, or from any operational change taken or committed to be taken during such period (in each case calculated on a Pro Forma Basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that such cost savings, operating improvements and synergies are reasonably anticipated to result from any action taken or expected to be taken within 18 months following such acquisition, disposition or operational change; provided, further, that the aggregate amount of adjustments in respect of synergies, cost savings and other operating improvements, when aggregated with the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements pursuant to the proviso to this definition, shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to such synergies, cost savings and other operating improvements for such period;

(8) cash expenses relating to earn outs and similar obligations;

(9) to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Issuer in good faith expects to receive the same within one year from the date of the underlying loss (it being understood that (x) to the extent not actually received within such year, such proceeds shall be deducted in calculating Consolidated EBITDA for the applicable period and (y) to the extent received in a subsequent period, such amount shall not be added in calculating Consolidated EBITDA in such subsequent period));

(10) any extraordinary, unusual or nonrecurring, exceptional, special or infrequent gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions (other than for the avoidance of doubt interest incurred on Indebtedness Incurred pursuant to the Transactions) or any acquisition, merger or consolidation, whether or not completed), any severance (which, for the avoidance of doubt, shall include retention, integration or excess pension or other excess charges), relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Issuer), any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans; and

(11) the amount of any loss attributable to non-controlling interests;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a) any extraordinary, unusual or non-recurring income or gains; and

(b) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;

provided that for purposes of calculating Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Issuer or any of the Restricted Subsidiaries during such period and including any synergies, cost savings and other operating improvements to the extent reasonably anticipated to result from any action taken or expected to be taken within 18 months following such acquisition, disposition or operational change, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements, when aggregated with the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements pursuant to clause (7) above, shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to such pro forma synergies, cost savings and other operating improvements for such period) and (B) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Issuer or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Asset Sale or such designation, as the case may be, occurred on the first day of such period).

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Indenture shall refer to Consolidated EBITDA of the Issuer.

“Consolidated Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capitalized Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from clients), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Issuer, those paid in connection with the initial issuance or any amendment of any Indebtedness. Unless otherwise qualified, all references to “Consolidated Interest Expense” in this Indenture shall refer to Consolidated Interest Expense of the Issuer.

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) attributable to such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Issuer and its consolidated Restricted Subsidiaries for any period, there shall be excluded:

(1) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries,

(2) the income (or loss) of any Person that is not a Restricted Subsidiary (including any income (or loss) from investments recorded in such Person under the equity method of accounting), except to the extent that any such income is actually received by the Issuer or such Restricted Subsidiary in the form of dividends or similar distributions or other payments (which dividends and distributions or other payments shall be included in the calculation of Consolidated Net Income),

(3) solely for purposes of determining the amount available for Restricted Payments under Section 3.4(a)(C)(1), any income (but not loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause),

(4) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Swap Contracts,

(5) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Issuer or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Issuer in good faith) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Issuer or any Restricted Subsidiary (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(6) any extraordinary gain or loss for the Issuer and its Restricted Subsidiaries for such period,

(7) the cumulative effect of a change in accounting principles,

(8) any unrealized gains or losses in respect of Swap Contracts,

(9) any unrealized foreign currency transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(10) (i) any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards and (ii) expenses related to non-cash compensation related expenses,

(11) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary,

(12) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(13) to the extent covered by insurance and actually reimbursed (or the Issuer has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses, charges or losses with respect to liability or casualty events,

(14) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with any acquisition permitted by Section 3.4, to the extent actually reimbursed (or the Issuer has determined that there exists reasonable evidence that such amount will be indemnified or reimbursed by the insurer or applicable third party and such amount is not denied by the applicable insurer or third party in writing within 180 days and is indemnified or reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period)), and

(15) the tax impact, if applicable, of the exclusion of any item pursuant to the foregoing clauses (1) through (14).

Unless otherwise qualified, all references to “Consolidated Net Income” in this Indenture shall refer to Consolidated Net Income of the Issuer.

“Consolidated Senior Secured Debt” means, as of any date of determination, an amount equal to Consolidated Total Debt that is secured by a Lien (other than Liens consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date.

“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the date of determination to (b) Four Quarter EBITDA; provided that, for purposes of the foregoing calculation, in the event that the Issuer shall classify Indebtedness that is secured by Liens on property or assets of the Issuer and its Restricted Subsidiaries Incurred on the date of determination as Incurred (A) in part as Ratio Debt and/or pursuant to Section 3.3(b)(i)(A)(II) and/or Section 3.3(b)(xv) and (B) in part pursuant to one or more other clauses of Section 3.3(b) that do not require compliance with a financial ratio or test (including the Consolidated Senior Secured Debt Ratio and/or the Fixed Charge Coverage Ratio) (as provided in Section 3.3(c)(x)), any calculation of Consolidated Senior Secured Debt pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge of Consolidated Senior Secured Debt from the proceeds thereof) to the extent Incurred pursuant to any such other clause of Section 3.3(b) specified in clause (B) above. For purposes of calculating the Consolidated Senior Secured Debt Ratio, at all times on or prior to the Spin-Off Effective Date, pro forma effect will be given to the consummation of the Spin-Off.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any acquisition or similar Investment), consisting of Indebtedness for borrowed money, obligations in respect of all drawn and unreimbursed letters of credit, Capitalized Lease Obligations, purchase money Indebtedness and debt obligations evidenced by promissory notes or similar instruments and any Ratio Tested Committed Amount; provided that any Indebtedness incurred under any Receivables Financing shall be excluded for purposes of any debt ratio calculation.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the date of determination to (b) Four Quarter EBITDA. For purposes of calculating the Consolidated Total Debt Ratio, at all times on or prior to the Spin-Off Effective Date, pro forma effect will be given to the consummation of the Spin-Off.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Covenant Adjustment Date” means the earliest of: (i) the date on which (x) a court of competent jurisdiction has issued a final, non-appealable determination with respect to the Specified Disclosed Litigation (including as a result of a decision by the Issuer or any of its Subsidiaries not to pursue an available appeal) and (y) any taxes, interest, penalties and governmental court charges (including any judgment in respect of such amounts) payable by the Issuer or any of its Subsidiaries as a result of such determination have been satisfied in full; (ii) the date on which governmental authorities in Brazil irrevocably abandon and relinquish, or otherwise irrevocably cease to pursue, the Specified Disclosed Litigation; and (iii) the date on which (x) the Issuer or any of its Subsidiaries has settled the Specified Disclosed Litigation (including by becoming party to an applicable amnesty program) and (y) any amounts payable by the Issuer or any of its Subsidiaries pursuant to the settlement agreement have been satisfied in full; provided that, in the case of clauses (i) and (iii), (A) International Paper has satisfied in full its obligation to reimburse/indemnify the Issuer in accordance with the provisions of the Tax Matters Agreement and (B) any Liens placed on the assets of the Issuer or any of its Restricted Subsidiaries by the governmental authorities in Brazil relating to the Specified Disclosed Litigation have been released.

“Credit Agreement” means (i) the New Credit Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3) and (ii) whether or not the New Credit Agreement remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, supervisory commissioner, trustee commissaire, juge-commissaire, curateur, juge délégué or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” or “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Designated Non-cash Consideration” means non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto));

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries or by any such plan to such employees, officers, directors, managers, consultants or independent contractors such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, officer’s, director’s, manager’s, consultant’s or independent contractor’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under this Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of Qualified Equity Interests of the Issuer, other than:

(1) public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 or successor form thereto; and

(2) issuances to any Subsidiary of the Issuer.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Bilateral Letter of Credit” means that certain GARANTIE AUTONOME A PREMIERE DEMANDE N° 306386/21, dated March 2, 2021, issued by the BNP Paribas naming SVD 87 as beneficiary, as the same may be amended, modified, restated or supplemented from time to time; provided that the aggregate face amount shall not exceed €50,000,000 at any time (including after giving effect to any automatic increases).

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred, and a security interest over the account or accounts where the relevant obligors with respect to such Receivables Assets are directed to make payments) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary.”

“Fair Market Value” means, with respect to any asset or property on any date of determination, the value of the consideration obtainable in a sale of such asset or property in an arm’s-length transaction between a willing seller and a willing buyer (as determined in good faith by the senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fixed Charge Coverage Ratio” means, as of the date of any determination, the ratio of (1) Four Quarter EBITDA to (2) Fixed Charges for such period calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Indebtedness Incurred or Preferred Stock or Disqualified Stock issued on the date of determination as Incurred or issued (A) in part as Ratio Debt and/or pursuant to Section 3.3(b)(i)(A)(II) and/or Section 3.3(b)(xv) and (B) in part pursuant to one or more clauses of Section 3.3 that do not require compliance with a financial ratio or test (including the Consolidated Senior Secured Debt Ratio and/or the Fixed Charge Coverage Ratio) (as provided in Section 3.3(c)(x)), any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness or Preferred Stock or Disqualified Stock issued (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of Section 3.3(b) specified in clause (B) above. For purposes of calculating the Fixed Charge Coverage Ratio, (a) at all times on or prior to the Spin-Off Effective Date, pro forma effect will be given to the consummation of the Spin-Off and (b) from and after the Spin-Off Effective Date, such calculation shall be made with respect to the Issuer and the Restricted Subsidiaries.

“Fixed Charges” means, for any period, the sum of:

(1) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) for such period on any series of Preferred Stock or Disqualified Stock of the Issuer and its Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Senior Secured Debt,” “Consolidated Senior Secured Debt Ratio,” “Consolidated Total Debt,” “Consolidated Total Debt Ratio,” “Fixed Charge Coverage Ratio,” “Fixed Charges” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Subsidiary of the Issuer which is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Four Quarter EBITDA” means, as of any date of determination, Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“FSHCO” means a Subsidiary that has no material assets other than Equity Interests (or Equity Interests and debt) of one or more Foreign Subsidiaries that are CFCs (other than Foreign Subsidiaries organized in an Approved Jurisdiction).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Issuer may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes by any Restricted Subsidiary of the Issuer in accordance with the provisions of this Indenture.

“Guarantors” means, collectively, each Subsidiary Guarantor; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall immediately cease to be a Guarantor.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Note Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable, for such Indebtedness, Capital Stock or Lien, as applicable; and the terms “Incurs,” “Incurred,” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) in respect of letters of credit or similar instruments (or, without duplication, reimbursement agreements in respect thereof), (d) representing the deferred and unpaid purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (e) obligations under or in respect of Receivables Financings, and (f) all obligations attributable to Synthetic Leases related to tangible property;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that such amount shall only apply for each of clauses (1)(a), (1)(b), (1)(d) and (1)(f) above, if and to the extent any of the foregoing Indebtedness would appear as a liability on an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but excluding contingent liabilities which appear only in a footnote to a balance sheet).

For the avoidance of doubt, and without limitation of the foregoing, (x) the term “Indebtedness” shall not include any letter of credit that secured performance, bonds that secure performance, surety bonds or similar instruments that are issued in the ordinary course of business, (y) neither the obligations of the Issuer under any Permitted Warrant Transaction nor the obligations of the Issuer under any Permitted Bond Hedge Transaction shall constitute Indebtedness and (z) Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers listed in the Offering Memorandum under the heading “Plan of Distribution.”

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“International Paper” means International Paper Company, a New York corporation.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.4:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under Section 3.4, and otherwise determining compliance with Section 3.4) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment, and in the case of an Investment in any Person, shall be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Issuer” means Sylvamo Corporation, and any successor in interest thereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell).

“Limited Condition Transaction” means (i) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, of any assets, business or Person, or any other Investment by one or more of the Issuer and its Subsidiaries permitted by this Indenture, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Swap Contracts in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions and other payments made to International Paper to satisfy contractual obligations under the Brazil Payment Agreement), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Swap Contracts in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short Holder” means any Notes Beneficial Owner (alone or together with its Affiliates (but subject to clause (vi) below)) (other than (x) any Notes Beneficial Owner that is a Regulated Bank and (y) any Initial Purchaser and any Affiliate of an Initial Purchaser that is not a Regulated Bank) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest, whether held directly or through any intermediary, in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Notes. For purposes of determining whether a Notes Beneficial Owner (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Notes and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in U.S. dollars, (ii) notional amounts in other currencies shall be converted to the U.S. dollar equivalent thereof by such Notes Beneficial Owner in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Issuer or any of the Guarantors or any instrument issued or guaranteed by the Issuer or any of the Guarantors shall not be deemed to create a short position with respect to the Notes, so long as (x) such index is not created, designed, administered or requested by such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) and (y) the Issuer and Guarantors and any instrument issued or guaranteed by the Issuer or any of the Guarantors, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Notes if such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Notes are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Notes would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Issuer or any of the Guarantors (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Notes if such transactions are functionally equivalent to a transaction that offers such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) protection in respect of the Notes, or as to the credit quality of the Issuer or any of the Guarantors (or any of their successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Notes Beneficial Owner or its Affiliates (other than its Excluded Affiliates) and (y) the Issuer and Guarantors and any instrument issued or guaranteed by the Issuer or any of the Guarantors, collectively, shall represent less than 5% of the components of such index and (vi) in connection with any amendment, supplement, waiver or modification of this Indenture or the Notes, as well as any other request, demand, authorization, direction, notice, consent or waiver under this Indenture, each Notes Beneficial Owner shall either (A) reasonably inquire as to whether its Screened Affiliates have any interest in the Notes and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and such Screened Affiliates’ interests therein shall only be included in determining whether such Notes Beneficial Owner (alone or together with its Affiliates) is a Net Short Holder to the extent determined from such reasonable inquiry or (B) provide a certification or deemed certification to the Trustee and the Issuer that such Notes Beneficial Owner is not coordinating or acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Notes Beneficial Owner whose interests in the Notes and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Notes Beneficial Owner is a Net Short Holder (each a “Designated Affiliate”)) with respect to its interest in the Notes and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Notes Beneficial Owner in any Notes and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Notes Beneficial Owner is a Net Short Holder (any such Affiliate in clause (A) or (B) above (other than any Designated Affiliates) whose Notes and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract are not included in determining whether such Notes Beneficial Owner is a Net Short Holder, an “Excluded Affiliate”).

“New Credit Agreement” means that certain Credit Agreement to be entered into in connection with the Transactions as described in the Offering Memorandum under “Description of Other Indebtedness – Senior Secured Credit Facilities,” as amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” has the meaning set forth in the recitals hereto.

“Notes Beneficial Owner” means a Person who is a beneficial owner of interests in the Notes (including Additional Notes, if any).

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, U.S. federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of other third parties other than the Trustee and the Holders.

“Offering Memorandum” means the offering memorandum related to the offering of Initial Notes, dated August 20, 2021.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or the general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Issuer or any Affiliate of the Issuer holds the Note; provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder (other than in respect of any such action pursuant to Section 9.2(b), which requires the consent of each Holder of an affected Note), Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary other than Subordinated Indebtedness.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Issuer. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Issuer’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Issuer) purchased by the Issuer in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Issuer (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Issuer’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Issuer; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Board of Directors of the Issuer, or a committee thereof, in good faith).

“Permitted Convertible Indebtedness” means senior, unsecured Indebtedness of the Issuer or any Restricted Subsidiary that is convertible into shares of common stock of the Issuer (or other securities or property following a merger event, reclassification or other change of the common stock of the Issuer), cash or a combination thereof (such amount of cash determined by reference to the price of the Issuer’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Issuer.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in the Issuer or any other Restricted Subsidiary of the Issuer;

(4) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets (including promissory notes and non-cash consideration) received in connection with an Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (v) existing on the Issue Date, (w) contemplated to be existing on the Spin-Off Effective Date, (x) made pursuant to binding commitments in effect on the Issue Date or the Spin-Off Effective Date, (y) made pursuant to the Spin-Off Documents, or (z) that modifies, replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) and (y); provided that any such Investment is in an amount that does not exceed the amount modified, replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or the Spin-Off Effective Date or as otherwise permitted under this definition or Section 3.4;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in the ordinary course of business, in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $15.0 million;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 3.3(b)(x);

(11) Investments consisting of any bid, performance or similar project related bonds, parent company performance guarantees, bank performance guaranties or surety bonds or performance letters of credit, together with any payment thereunder;

(12) additional Investments by the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $85.0 million and (y) 3.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12);

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(c) (except transactions described in clause (ii), (iii), (iv), (xi) or (xii) of Section 3.8(c));

(14) Investments the payment for which consists of Qualified Equity Interests; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Article IV after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) repurchases of the Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 3.3 and Obligations relating to such Indebtedness, and guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(25) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(26) Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(27) Investments resulting from pledges and deposits that are Permitted Liens;

(28) acquisitions of obligations of one or more directors, officers or other employees or consultants of the Issuer, or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of the Issuer, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to any such director, officer, employee or consultant in connection with the acquisition of any such obligations;

(29) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(30) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 3.4;

(31) Investments consisting of guarantees in the ordinary course of business to support the obligations of any Restricted Subsidiary under its worker’s compensation and general insurance agreements;

(32) Investments resulting from the forgiveness or conversion to Equity Interests of any Indebtedness permitted pursuant to Section 3.3;

(33) the purchase of any Permitted Bond Hedge Transaction by the Issuer and the performance of its obligations thereunder;

(34) Investments held to meet obligations of the Issuer and its Restricted Subsidiaries to pay benefits under non-qualified retirement and deferred compensation plans maintained for the benefit of employees in the ordinary course of its business and consistent with past practice or ordinary course industry norms;

(35) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (35) that are at the time outstanding, not to exceed the greater of (x) $140.0 million and (y) 5.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (35) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (35);

(36) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (36) that are at the time outstanding, not to exceed the greater of (i) $55.0 million and (ii) 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (36) is made in any joint venture that is not a Restricted Subsidiary at the date of the making of such Investment and such joint venture becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (36);

(37) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries; and

(38) the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation or other social security legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases or subleases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, judgment, stay, customs or appeal bonds or other obligations of a like nature to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) (A) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, construction contractors’, mechanics’ or other similar Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization)), and (B) Liens placed on the assets of any Subsidiary organized under the Laws of Brazil by any governmental authority in Brazil relating to the Specified Disclosed Litigation and/or good faith deposits made in the ordinary course of business to secure the performance of bids, lawsuits, judicial and/or administrative proceedings;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet overdue by more than 60 days or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization), or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, judgment, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business and Liens securing the Existing Bilateral Letter of Credit;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), (v), (xix)(x), (xx), (xxiii), (xxviii) or (xxxii) of Section 3.3(b) and, solely in respect of Refinancing Indebtedness of Obligations in respect of Indebtedness Incurred (or unutilized commitments in respect of Indebtedness) pursuant to Section 3.3(b)(i) or any successive Refinancing of such Indebtedness, Section 3.3(b)(xiv) and, in each case, obligations secured ratably thereunder; provided that, (x) in the case of Section 3.3(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions, accessions and improvements thereto and any income, profits or proceeds thereof (collectively, the “Improvements”); and (y) in the case of Section 3.3(b)(xx) and Section 3.3(b)(xxiii), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Non-Guarantor Subsidiary or Foreign Subsidiary, as the case may be;

(7) Liens of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date (or contemplated to be existing on the Spin-Off Effective Date) and Liens Incurred under the Spin-Off Documents (other than Liens Incurred to secure Indebtedness under the New Credit Agreement) and any renewal or extensions thereof;

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person other than the Issuer is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(9) Liens on assets at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if a Person other than the Issuer is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with Section 3.3 and Liens on property of any Restricted Subsidiary that is a Non-Guarantor Subsidiary securing Indebtedness in respect of any Non-Guarantor Subsidiary;

(11) Liens securing Swap Contracts Incurred in compliance with Section 3.3;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) (i) Liens on Receivables Assets (and in the case of Foreign Subsidiaries, bank accounts into which proceeds of accounts receivables are paid) Incurred in connection with a Qualified Receivables Factoring or a Qualified Receivables Financing permitted by Section 3.3(b)(xxii) and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) (i) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations and (ii) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(18) (i) Liens on Equity Interests in and assets of a Foreign Subsidiary securing Indebtedness or other obligations of a Foreign Subsidiary permitted by Section 3.3(b)(xxiii) and (ii) Liens on Equity Interests of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents) securing Indebtedness of such Unrestricted Subsidiary;

(19) grants of intellectual property, software and other technology licenses that do not materially detract from or interfere with the Issuer’s use of such assets;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 6.1(vii) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Section 3.3(b)(x));

(23) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9) and (11) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus Improvements on such property or assets), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and (11) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay the Related Costs in connection therewith, related to such Refinancing;

(24) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $85.0 million and (y) 3.0% of Total Assets, at any one time outstanding;

(25) Liens (i) on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture permitted to be Incurred pursuant to Section 3.3, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly Owned Subsidiaries or (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(26) Liens on equipment of the Issuer or any Restricted Subsidiary of the Issuer granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(27) Liens created for the benefit of (or to secure) all of the Notes or the Guarantees;

(28) Liens on property or assets used to redeem, defease or to satisfy and discharge Indebtedness; provided that such redemption, defeasance or satisfaction and discharge is not prohibited by this Indenture;

(29) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(30) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(31) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(32) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on vehicles or equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business;

(35) Liens arising solely by virtue of any statutory or common law provision or customary business provision (including Liens created pursuant to contractual arrangements and general terms and conditions of banks) relating to banker’s liens, rights of setoff or similar rights;

(36) Liens (i) solely on cash advances and any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment or Investment permitted pursuant to Section 3.4, (ii) on cash in escrows established for an adjustment in purchase price or liabilities or indemnities for dispositions or an acquisition of property or other Investment, to the extent the relevant disposition, acquisition or Investment is in respect of any Permitted Investment or permitted pursuant to Section 3.4;

(37) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(38) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents or Investment Grade Securities;

(39) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(40) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(42) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(43) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(44) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(45) Liens deemed to exist in connection with Investments permitted by clause (1) of the definition of “Permitted Liens” that constitute repurchase obligations;

(46) Liens securing obligations in respect of trade-related letters of credit permitted under the covenant described under Section 3.3 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(47) Liens arising by virtue of the rendition, entry or issuance against the Issuer or any of its Subsidiaries, or any property of the Issuer or any of its Subsidiaries, of any judgment, writ, order or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder;

(48) Liens in favor of U.S. governmental authorities on deposit accounts in connection with auctions conducted on behalf of such governmental authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such governmental authorities;

(49) Liens on cash and Cash Equivalents consisting of proceeds of Indebtedness permitted hereunder issued by the Issuer or a Subsidiary under any indenture or similar debt instrument, pursuant to customary escrow arrangements that require the release of such cash and Cash Equivalents within 150 days after the date that such escrow is established and funded, provided that such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the holders of such Indebtedness (or any agent or trustee for such Person or Persons);

(50) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy, defease or discharge Indebtedness; provided that (w) such cash and Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied, defeased or discharged, (x) such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied, defeased or discharged and (y) the satisfaction, defeasance or discharge of such Indebtedness is permitted hereunder;

(51) Liens on the Investments permitted by clause (31) of the definition of “Permitted Investments” securing the obligations described therein;

(52) Liens in favor of a trustee or agent in an indenture or similar document relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent;

(53) any Lien for the purposes of Section 12(3) of the Personal Property Securities Act (PPSA) of Australia that does not secure payment or performance of an obligation;

(54) Liens in connection with sales of receivables in connection with energy service company projects;

(55) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 3.4; and

(56) CoBank’s statutory Lien in the CoBank Equities.

For purposes of determining compliance with this definition, (v) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (x) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (y) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Lien securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Total Assets or Four Quarter EBITDA at the time of Incurrence, and such Refinancing would cause the percentage of Total Assets or Four Quarter EBITDA restriction to be exceeded if calculated based on the Total Assets or Four Quarter EBITDA on the date of such Refinancing, such percentage of Total Assets or Four Quarter EBITDA restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing and (z) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Issuer’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Issuer) sold by the Issuer substantially concurrently with any purchase by the Issuer of a Permitted Bond Hedge Transaction and settled in common stock of the Issuer (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Issuer’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Issuer; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Board of Directors of the Issuer, or a committee thereof, in good faith).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article II is located.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.9 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Basis,” and “Pro Forma Effect” means, for purposes of the calculation of any test, financial ratio, basket or covenant under this Indenture (including the Consolidated Senior Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Four Quarter EBITDA) as of any date, that pro forma effect will be given to each Specified Transaction that has occurred during the four consecutive fiscal quarter period being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), and/or subsequent to the end of the Reference Period but no later than the date of such calculation; provided that “Pro Forma Basis” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in good faith in a reasonable manner in accordance with the terms of this Indenture. For purposes of making any computation referred to in the preceding sentence, each Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the Reference Period: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Issuer or any division, product line, or facility used for operations of the Issuer or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, repurchase, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred or assumed by the Issuer or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months).

“Public Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (x) a public offering under the Securities Act or (y) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A under the Securities Act (or Rule 144A and Regulation S) whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Indebtedness” (i) shall not include the Notes and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not underwritten), or any Indebtedness under the New Credit Agreement, commercial bank or similar Indebtedness, Receivables Financing, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, the Issuer or any Restricted Subsidiary, or their respective assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings; provided that the Brazil Receivables Factoring Program need not meet the requirements of this clause (1);

(2) all sales, conveyances, assignments or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into or acquired (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) (in the case of the Brazil Receivables Factoring Program taking into account the recourse nature of such transaction, where applicable) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries;

(2) all sales, conveyances, assignments or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Assets.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Price” means the “redemption price” as such term is deemed in Exhibit A hereto.

“Refinance” means to extend, renew, refund, refinance, replace, repay, prepay, redeem, repurchase, retire, defease or discharge, and “Refinancing,” “Refinances” and “Refinanced” shall have correlative meanings.

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit C hereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Related Costs” means the aggregate amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, in each case, having direct responsibility for the administration of this Indenture or the Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or any of its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Special Payment” means a cash distribution or payment on or before the Spin-Off Effective Date by the Issuer to International Paper or one or more of International Paper’s Subsidiaries in an aggregate amount not to exceed the excess of (A) the proceeds of the term facilities under the New Credit Agreement, the revolving credit facility under the New Credit Agreement drawn in connection with the Transactions and the Notes (not including Additional Notes), net of related fees, discounts and expenses, together with cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries over (B) $100.0 million.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.10.

“Specified Disclosed Litigation” means the Brazilian tax matter described in Note 10 to the Issuer’s unaudited financial statements for the six months ended June 30, 2021 included in the Offering Memorandum.

“Specified Transaction” means any Incurrence or repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge of Indebtedness (excluding Indebtedness Incurred for working capital purposes other than pursuant to the New Credit Agreement) or Disqualified Stock or Preferred Stock, any Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person by the Issuer or a Restricted Subsidiary, any disposition of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any operational change or any material restructuring of the Issuer or implementation of initiative or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant thereunder or requires or permits a test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.” “Specified Transaction” shall also include any Investment or Asset Sale made by any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of any applicable Reference Period.

“Spin-Off” means the distribution of at least 80.1% of the shares of common stock of the Issuer to shareholders of International Paper.

“Spin-Off Documents” means the Separation and Distribution Agreement, in substantially the form incorporated by reference into the Offering Memorandum, by and between International Paper and the Issuer (the “Separation and Distribution Agreement”) and the various other agreements by and between International Paper and the Issuer or one of its Restricted Subsidiaries, in substantially the forms incorporated by reference into the Offering Memorandum, in each case as modified as described in the Offering Memorandum under “—Certain Relationships and Related Person Transactions.”

“Spin-Off Effective Date” means the date of the consummation of the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Factoring Transaction or a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Matters Agreement” means the Tax Matters Agreement, to be dated on or before the Spin-Off Effective Date, between International Paper and the Issuer, which agreement is substantially in the form incorporated by reference into the Offering Memorandum (as modified as described in the Offering Memorandum under “—Certain Relationships and Related Person Transactions – Tax Matters Agreement”), which, among other matters, governs the allocation of liabilities in connection with the Specified Disclosed Litigation.

“Threshold Amount” means $100.0 million or its foreign currency equivalent.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, as shown on the consolidated balance sheet of the Issuer as of the most recently completed fiscal quarter.

“Transactions” means, collectively, any or all of the following: (i) the Spin-Off and all other transactions pursuant to, and the execution, delivery and performance of, the Spin-Off Documents (including the Special Payment and the internal reorganization described therein), (ii) the entry into this Indenture, and related documents and the offer and issuance of the Notes, (iii) the entry into the New Credit Agreement and the making of the initial credit extensions thereunder and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to September 1, 2024; provided, however, that if the period from such Redemption Date to September 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from September 1, 2024 to such Redemption Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Issuer but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender or investor has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in Section 3.4.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation and any related transactions:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; or

(2) the Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to such designation; and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“2002 Law”	10.2(f)
“Accounts Regulation”	10.2(f)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.15(b)
“Asset Sale Offer”	3.7(d)
“Authentication Order”	2.6
“Certain Capital Markets Debt”	3.10(a)
“Certificate of Beneficial Ownership”	2.16(b)(3)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“Consolidated Tax Payments” “Control”	3.8(c)(xv) 1.1
“covenant defeasance option” “Covenant Satisfaction Officer’s Certificate”	8.1(b) 9.6(b)
“Covenant Suspension Event”	3.15(a)
“Defaulted Interest” “Directing Holder”	2.10 9.6(a)
“disposition”	1.1
“Distribution Compliance Date”	2.1
“EDGAR”	3.2(a)
“Event of Default”	6.1
“Excess Proceeds” “Final Decision”	3.7(d) 9.6(a)
“Finnish Companies Act”	10.2(g)
“Global Notes”	2.1
“Guarantor Obligations”	10.1(a)
“Improvements”	1.1
“Increased Amount”	3.5(c)

Term	Defined in Section
“International Paper Guarantee”	11.1(a)
“International Paper Guarantee Obligations”	11.1(a)
“Intra-Group Liabilities”	10.2(f)
“LCA Election”	1.5(b)
“LCT Determination Date”	1.5
“legal defeasance option”	8.1(b)
“Luxembourg Guarantor”	10.2(f)
“Minimum Denomination”	2.5
“Note Register” and “Note Registrar”	2.8
“Noteholder Direction”	9.6(a)
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Outside Date”	5.9(a)
“Permanent Regulation S Global Notes”	2.1
“Permitted Debt”	3.3(b)
“Physical Notes” “Position Representation”	2.1 9.6(a)
“primary obligations” and “primary obligor”	1.1
“Private Placement Legend”	2.3
“protected purchaser”	2.9
“Purchase Date”	5.8(a)
“Ratio Debt”	3.3(a)
“Ratio Tested Committed Amount”	3.3(b)(i)(A)(II)
“Redemption Date”	5.4
“Reference Period”	1.1
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock” “Regular Record Date”	3.4(b)(ii)(a) Exhibit A
“Regulation S Global Notes”	2.1
“Regulation S Note Exchange Date”	2.16(b)(3)
“Regulation S Physical Notes”	2.1
“Resale Restriction Termination Date”	2.3
“Restricted Payments”	3.4(a)
“Retired Capital Stock”	3.4(b)(ii)(a)
“retiring Trustee”	7.7
“Reversion Date”	3.15(b)
“Rule 144A Global Notes”	2.1
“Rule 144A Physical Notes” “Segregated Account”	2.1 5.10
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(A)
“Suspended Covenants”	3.15(a)

Term	Defined in Section
“Suspension Period”	3.15(b)
“Temporary Regulation S Global Notes”	2.1
“Unpaid Amount” “Verification Covenant” “Verification Covenant Officer’s Certificate”	3.4(b)(ii)(c) 9.6(a) 9.6(b)

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof’ and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture; and

(k) A reference in this Indenture to:

(1) a “director”, “manager” or “officer” of such person includes a director (administrateur) or a manager (gérant);

(2) “collateral” includes, without limitation, any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect; and

(3) a “set-off” or similar action includes, without limitation and for the purposes of Luxembourg law, legal set-off.

SECTION 1.4 Incorporation by Reference of TIA. Whenever this Indenture refers explicitly to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture to the extent such provision is specifically and expressly set forth in this Indenture as being applicable. Any terms incorporated by reference in this Indenture that are explicitly defined by the TIA, defined explicitly by any TIA reference to another statute or defined explicitly by SEC rule under the TIA, have the meanings so assigned to them therein.

SECTION 1.5 Limited Condition Transaction.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date (the “LCT Determination Date”) (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and not as of any later date as would otherwise be required under this Indenture (it being understood that, for the avoidance of doubt, if the Issuer has exercised its option under this Section 1.5(a), and any Default or Event of Default occurs following the effective date on which the applicable Limited Condition Transaction was entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder); and

(b)

(i) any calculation of the Consolidated Senior Secured Debt Ratio, the Consolidated Total Debt Ratio or the Fixed Charge Coverage Ratio or any other financial measure, or any amount based on Total Assets, Four Quarter EBITDA or a percentage of Total Assets or Four Quarter EBITDA, or any other determination under any basket or ratio under this Indenture; or

(ii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Indenture;

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), may be made as of the LCT Determination Date, and, to the extent so made, will not be required to be made at any later date as would otherwise be required under this Indenture; provided that (1) the determinations in clauses (a) and (b) shall give Pro Forma Effect to such Limited Condition Transaction and any related transactions (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) and, (2) compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the LCT Determination Date for such Limited Condition Transaction and any actions or transactions related thereto (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof).

For purposes of determining compliance with any ratio, basket or amount on the LCT Determination Date, Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Issuer in good faith, which determination shall be conclusive.

For the avoidance of doubt, if the Issuer has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Determination Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA of the Issuer or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations.

If the Issuer has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount (unless the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (in the case of an acquisition or Investment) is terminated or expires without its consummation or such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment is revoked or expires without consummation) shall be calculated both (1) giving Pro Forma Effect to such Limited Condition Transaction and any related transactions (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have not been consummated.

ARTICLE II

The Notes

SECTION 2.1 Forms Generally. The Initial Notes and Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A annexed hereto (as such forms may be modified in accordance with Section 2.4). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate notations, legends, endorsements, identifications and other similar variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Issuer is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Issuer executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Initial Notes and any Additional Notes offered and sold in reliance on Rule 144A shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), unless the Issuer otherwise notifies the Trustee in writing, except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes,” and shall be deposited with the Notes Custodian for credit to an account of an Agent Member and shall be duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided.

Initial Notes and any Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Permanent Regulation S Global Notes”), unless the Issuer notifies the Trustee in writing that such global Notes should be issued in temporary form, in which case such global Notes shall be issued in the form of one or more temporary global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Temporary Regulation S Global Notes” and, together with the Permanent Regulation S Global Notes, the “Regulation S Global Notes”). The Regulation S Global Notes shall be deposited with the Notes Custodian for credit to an account of an Agent Member holding on behalf of Euroclear or Clearstream and shall be duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Notes Custodian as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Date”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Sections 2.15 and 2.16 for beneficial interests in Permanent Regulation S Global Notes, except as otherwise permitted herein. Simultaneously with the authentication of such Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 2.15 and 2.16, Notes issued pursuant to Section 2.8 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Rule 144A Physical Notes”) or (y) in a Permanent Regulation S Global Note or in a Temporary Regulation S Global Note (if any) on or after the Regulation S Note Exchange Date, with respect to any Temporary Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

SECTION 2.2 Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

SECTION 2.3 Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 2.16(4):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)][IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES, WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE (B) ABOVE OR THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY THE PURCHASER OF THIS SECURITY OF THE RESALE RESTRICTIONS REFERRED TO IN THIS PARAGRAPH.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND NONE OF THE COMPANY, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES HAS ACTED AS A FIDUCIARY OF, NOR HAS BEEN RELIED UPON FOR ANY INVESTMENT ADVICE BY, SUCH HOLDER WITH RESPECT TO ITS DECISION TO ACQUIRE AND HOLD THIS SECURITY.

Any Regulation S Global Note shall also bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Global Note shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.15 AND 2.16 OF THE INDENTURE (AS DEFINED HEREIN).

Any Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

SECTION 2.4 Amount Unlimited. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited, subject to compliance with the covenants set forth in this Indenture. Provisions relating to the Initial Notes are set forth in Exhibit A attached hereto which is hereby incorporated in, and expressly made part of, this Indenture. Any Additional Notes issued under this Indenture shall have the same terms as the Initial Notes in all respects except that the issue date, the issue price and the initial interest payment date may differ. Any such Additional Notes shall be consolidated with and form a single series with the Initial Notes; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate “CUSIP” or “ISIN” number.

SECTION 2.5 Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof.

SECTION 2.6 Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one Officer thereof. The signature of any such Officer on the Notes may be manual, electronic or by facsimile.

Notes bearing the manual, electronic or facsimile signature of an individual who was at any time an Officer of the Issuer shall bind the Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $450.0 million and (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer, upon a written order of the Issuer in the form of an Officer’s Certificate of the Issuer (an “Authentication Order”). Such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP,” “ISIN,” “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Notes or Additional Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Issuer may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual, facsimile or electronic signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.7 Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Issuer shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.

SECTION 2.8 Registrar and Paying Agent. The Issuer shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Issuer in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and of transfers of Notes. The Issuer may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Issuer may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.

The Issuer initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Issuer may change the Paying Agent or Note Registrar for the Notes without prior notice to the Holders of Notes. The Issuer may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Subsidiary of the Issuer may act as Paying Agent, Note Registrar or transfer agent.

Upon surrender for transfer of any Note at the office or agency of the Issuer in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Issuer and/or Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Issuer shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the sending of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 5.3(b) and ending at the close of business on the day of such sending, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

SECTION 2.9 Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.9, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 2.9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.10 Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in Exhibit A hereto.

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at its election, as provided in clause (1) or clause (2) below:

(1) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date and, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, or sent electronically, not less than 10 days prior to such Special Record Date or otherwise in accordance with DTC procedures. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee and the Paying Agent of the proposed payment pursuant to this clause (2), such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.10, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

SECTION 2.11 Persons Deemed Owners. The Issuer, International Paper, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, International Paper, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

SECTION 2.12 Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.12, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

SECTION 2.13 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360 day year consisting of twelve 30-day months.

SECTION 2.14 CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers. The Issuer should promptly notify the Trustee, in writing, of any change in any “CUSIP,” “ISIN” or “Common Code” number, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Issuer.

SECTION 2.15 Book-Entry Provisions for Global Notes.

(a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Notes Custodian. Neither the Issuer nor any of its agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Notes Custodian, or under such Global Notes. The Depositary may be treated by the Issuer, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Issuer has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 2.8 and 2.16. Subject to the limitation on issuance of Physical Notes set forth in Section 2.16(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Issuer at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days; or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 2.15(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.

(e) In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 2.15(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f) The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.16) and the applicable rules and procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s applicable rules and procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note (or shall otherwise comply with the then applicable rules and procedures of the Depositary). Subject to Section 2.16, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g) Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 2.15(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 2.3 and Section 2.16, bear the Private Placement Legend.

(h) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.16.

SECTION 2.16 Special Transfer Provisions.

(1) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8), and

(a) if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Issuer and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Issuer and the Trustee, an Opinion of Counsel, certifications and other information satisfactory to the Issuer and the Trustee, and

(b) if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Issuer and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Issuer shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.

(2) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8), and

(a) if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Issuer and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Issuer and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b) if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3) Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 2.15 and this Section 2.16.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note (any such exchange being limited, in any case, to the circumstances set forth in Section 2.15(c)) or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the Distribution Compliance Date, on which the Issuer receives a certificate of beneficial ownership substantially in the form of Exhibit B from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Issuer after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Issuer) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Resale Restriction Termination Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Issuer, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5) Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Issuer to do so, a transfer not otherwise permitted by this Section 2.16, such registration to be done in accordance with the otherwise applicable provisions of this Section 2.16, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Issuer) to the effect that, and such other certifications or information as the Issuer or the Trustee may require to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be transferred other than as provided in this Section 2.16. A beneficial interest in a Global Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 2.16.

(6) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 (including all Notes received for transfer pursuant to Section 2.16). The Issuer shall have the right to require the Note Registrar to deliver to the Issuer, at the Issuer’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Issuer shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

SECTION 2.17 [Reserved].

SECTION 2.18 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Guarantor) shall have no further liability for the money delivered to the Trustee. If the Issuer or any Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.19 Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Note Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

ARTICLE III

Covenants

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Reports and Other Information.

(a) So long as any Notes are outstanding and whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall furnish to the Holders, or file with the SEC for public availability through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) (“EDGAR”) no later than 15 days after the dates specified below (or no later than 15 days after the date on which the Form 10-Q is due after taking into account the transition period applicable to the first Form 10-Q following the Spin-Off Effective Date):

(i) within 90 days after the end of each fiscal year (or, solely with respect to the fiscal year ending December 31, 2021, 120 days), an annual report as would be required to be filed with the SEC on Form 10-K if the Issuer were required to file such reports;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly report as would be required to be filed with the SEC on Form 10-Q if the Issuer were required to file such reports; and

(iii) within 5 days after the period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of a Current Report on Form 8-K after the occurrence of an event required to be therein reported, a current report as would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

(b) If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly reports required by Sections 3.2(a)(i) and 3.2(a)(ii) above shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section.

(c) If the Issuer does not file reports containing such information with the SEC, the Issuer shall make available the information required by Rule 144A(d)(4) under the Securities Act and such reports to the Trustee under this Indenture, to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website or an online data system and shall make such information readily available to any Holder or any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Issuer); provided that the Issuer may require that any such person that accesses such information agree to treat such information as confidential or access such information on a password-protected online data system that requires a confidentiality acknowledgment; provided, further, that the Issuer shall post such information thereon and make readily available any password or other login information to any Holder, beneficial owner, prospective holder, securities analyst or market maker.

(d) In addition, to the extent not satisfied by any of the foregoing, the Issuer shall furnish to Holders and prospective investors in the Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(e) Delivery of such reports, information and documents to the Trustee pursuant to this Section 3.2 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

SECTION 3.3 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio, calculated as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued and determined on a Pro Forma Basis for the Incurrence (including the use of proceeds thereof) and any related transactions, would be equal to or greater than 2.00 to 1.00; provided, further, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued by Non-Guarantor Subsidiaries pursuant to the foregoing, together with the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued by Non-Guarantor Subsidiaries under Sections 3.3(b)(xv)(B), 3.3(b)(xx) and 3.3(b)(xxxi) and any Refinancing Indebtedness incurred under Section 3.3(b)(xiv) in respect of any of the foregoing, shall not exceed the greater of $165.0 million and 6.0% of Total Assets at any one time outstanding (any such Indebtedness, Disqualified Stock or Preferred Stock, “Ratio Debt”).

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by the Issuer or its Restricted Subsidiaries of (A) Indebtedness under the New Credit Agreement and any other Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to the sum of (I) an aggregate outstanding principal amount not to exceed $970.0 million outstanding at any one time plus the greater of (i) $250.0 million and (ii) 50.0% of Four Quarter EBITDA and (II) an additional aggregate principal amount which, after giving Pro Forma Effect to such Incurrence (including the use of proceeds thereof) and any related transactions (or, at the Issuer’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma Effect to the Incurrence of the entire committed amount of such Indebtedness and any related transactions (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (i)) would not cause the Consolidated Senior Secured Debt Ratio to exceed 2.20 to 1.00; provided that any Indebtedness Incurred under clause (II) of this clause (i) shall be deemed to be Consolidated Senior Secured Debt , whether or not so secured, solely for purposes of calculating the Consolidated Senior Secured Debt Ratio in connection with the Incurrence thereof and (B) Indebtedness outstanding under one or more credit or financing agreements with a revolving financing component (to the extent of such component) not to exceed at any time outstanding $450.0 million;

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) issued on the Issue Date and the Guarantees thereof;

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries outstanding (or Incurred pursuant to any commitment outstanding) on the Issue Date (or contemplated to be existing on the Spin-Off Effective Date as described in the Offering Memorandum) (other than Indebtedness under the New Credit Agreement or in respect of the Notes Incurred under Section 3.3(b)(ii) above);

(iv) (i) Indebtedness (including Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (ii) Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to Refinance Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv) (for the avoidance of doubt Indebtedness Incurred under another provision of this Section 3.3(b) to Refinance Indebtedness under clause (iv)(i) shall not count toward the cap below in this clause (iv)), in an aggregate amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to Refinance any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (a) $195.0 million and (b) 7.0% of Total Assets at any one time outstanding;

(v) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business or with respect to the Existing Bilateral Letter of Credit, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi) Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price, incentive, non-compete, consulting or similar obligations and other Contingent Obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets, Subsidiary of the Issuer or other Investment in accordance with the terms of this Indenture;

(vii) Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that (x) if the Issuer or a Guarantor Incurs or issues such Indebtedness or Disqualified Stock owing to a Non-Guarantor Subsidiary in excess of $5.0 million, such Indebtedness or Disqualified Stock is subordinated in right of payment to the Issuer’s Obligations with respect to the Notes or the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that (x) if a Guarantor issues such Preferred Stock owing to a Non-Guarantor Subsidiary in excess of $5.0 million, such Preferred Stock is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs or issues such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Guarantor Subsidiary in excess of $5.0 million, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x) (x) Cash Management Services or (y) Swap Contracts Incurred not for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, government, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $125.0 million and (y) 4.5% of Total Assets, at any one time outstanding;

(xiii) any guarantee by (x) a Non-Guarantor Subsidiary of Indebtedness or other obligations of another Non-Guarantor Subsidiary, (y) the Issuer or a Guarantor of Indebtedness or other obligations of the Issuer or another Guarantor and (z) the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries, in each case, to the extent the Incurrence of such Indebtedness or other obligations is permitted under the terms of this Indenture;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that serves to Refinance any Indebtedness Incurred (or unutilized commitments in respect of Indebtedness to the extent such commitments were treated as incurred Indebtedness) or Disqualified Stock or Preferred Stock issued by the Issuer or any Restricted Subsidiary as permitted under Sections 3.3(a) or 3.3(b)(i)(A) (provided that Refinancing of such Indebtedness pursuant to this clause (xiv) shall not “refresh” any basket in such Section 3.3(b)(i)(A)), Section 3.3(b)(ii), Section 3.3(b)(iii) or Section 3.3(b)(xv) or this Section 3.3(b)(xiv) or any Indebtedness Incurred (or commitments established) or Disqualified Stock or Preferred Stock issued to so Refinance such Indebtedness (or unutilized commitments in respect of such Indebtedness to the extent such commitments were treated as incurred Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, any additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay the Related Costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (which, in the case of bridge loans or extendable bridge loans or other interim debt, shall be determined by reference to the notes or loans into which such bridge loans or extendable bridge loans or other interim debt are converted or for which such bridge loans or extendable bridge loans or interim debt are exchanged at maturity, and may be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or, if earlier, the remaining Weighted Average Life to Maturity of the Notes;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced (which, in the case of bridge loans or extendable bridge loans or other interim debt, shall be determined by reference to the notes or loans into which such bridge loans or extendable bridge loans or other interim debt are converted or for which such bridge loans or extendable bridge loans or interim debt are exchanged at maturity, and may be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) or, if earlier, the Stated Maturity of the Notes;

(3) to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor;

(xv) (A) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any of its Restricted Subsidiaries assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, and, in the case of this clause (A), not Incurred in contemplation of such acquisition, merger, consolidation or amalgamation, and (B) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries Incurred in connection with an acquisition of any assets (including Capital Stock), business or Person; provided, however, that after giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or any related transactions, either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a); or

(2) the Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or any related transactions;

provided that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued by Non-Guarantor Subsidiaries pursuant to the foregoing clause (xv)(B), together with the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock of Non-Guarantor Subsidiaries outstanding under Section 3.3(a) and Sections 3.3(b)(xx) and 3.3(b)(xxxi) and any Refinancing Indebtedness in respect of any of the foregoing Incurred under Section 3.3(b)(xiv), shall not exceed the greater of $165.0 million and 6.0% of Total Assets at any one time outstanding;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement incurred pursuant to Section 3.3(a) or Section 3.3(b)(i), to the extent such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) [reserved];

(xix) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock of Non-Guarantor Subsidiaries outstanding under Section 3.3(a) and Sections 3.3(b)(xv)(B) and 3.3(b)(xxxi), shall not exceed the greater of (x) $165.0 million and (y) 6.0% of Total Assets, at any one time outstanding;

(xxi) Indebtedness of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, to the extent the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii) Indebtedness, Disqualified Stock or Preferred Stock Incurred in a Qualified Receivables Financing or a Qualified Receivables Factoring that is not recourse to the Issuer or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than a Receivables Subsidiary or a Person described in the definition of “Factoring Transaction,” in an amount not to exceed the greater of (x) $210.0 million and (y) 7.5% of Total Assets, at any one time outstanding;

(xxiii) Indebtedness or Preferred Stock of a Restricted Subsidiary that is a Foreign Subsidiary in an amount not to exceed the greater of (x) $60.0 million and (y) 2.0% of Total Assets, at any one time outstanding;

(xxiv) Indebtedness consisting of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof, or any Restricted Subsidiary, or their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent permitted under the covenant described under Section 3.4;

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred by the Issuer or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities, or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee or other applicable trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture or other Indebtedness in accordance with the documentation governing such Indebtedness;

(xxviii) (i) guarantees Incurred in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries and not in respect of Indebtedness for borrowed money and (ii) Indebtedness Incurred by the Issuer or a Restricted Subsidiary or their respective Affiliates as a result of leases entered into by the Issuer or such Restricted Subsidiary in the ordinary course of business (and not for financing purposes);

(xxix) [Reserved];

(xxx) Indebtedness of the Issuer or a Restricted Subsidiary owing to an Unrestricted Subsidiary; provided that, any such Indebtedness shall be subordinated in right of payment to the Obligations of the Issuer or such Restricted Subsidiary with respect to the Notes and the related Guarantees and is in an aggregate outstanding principal amount at the time of incurrence thereof not to exceed under this clause (xxx) the greater of (i) $60.0 million and (ii) 2.0% of Total Assets at any one time outstanding;

(xxxi) guarantees of Indebtedness of any joint venture in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock of Non-Guarantor Subsidiaries outstanding under Section 3.3(a) and Sections 3.3(b)(xv)(B) and 3.3(b)(xx), shall not exceed the greater of (x) $165.0 million and (y) 6.0% of Total Assets at any one time outstanding; and

(xxxii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person, or any other Investment in accordance with this Indenture, in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $60.0 million and (y) 2.0% of Total Assets at any one time outstanding.

(c) For purposes of determining compliance with this Section 3.3, (w) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 3.3(a), the Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3.3; provided that all Indebtedness (and any undrawn commitments) (1) under the New Credit Agreement Incurred on or prior to, and outstanding on, the Spin-Off Effective Date as described in the Offering Memorandum shall be deemed to have been Incurred pursuant to Section 3.3(b)(i)(A)(I) or 3.3(b)(i)(B) as applicable and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness (or such commitments) Incurred on or prior to, and outstanding on, the Spin-Off Effective Date pursuant to Sections 3.3(b)(i)(A)(I) or 3.3(b)(i)(B); provided, further, that (if the Issuer shall so determine) any Indebtedness Incurred by the Issuer or any Restricted Subsidiary pursuant to clauses (iv), (xii), (xx), (xxiii), (xxx), (xxxi) or (xxxii) of Section 3.3(b) shall cease to be deemed outstanding for purposes of any such clause but shall instead be deemed Incurred for the purposes of Section 3.3(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred such Indebtedness under Section 3.3(a) without reliance on such clause; (x) unless the context otherwise requires or states, in the event that Indebtedness could be Incurred in part under Section 3.3(a) and/or Section 3.3(b)(i)(A)(II) and/or Section 3.3(b)(xv) (other than by reason of clause (2) of the proviso to Section 3.3(b)(xv)), the Issuer, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 3.3(a) and/or Section 3.3(b)(i)(A)(II) and/or Section 3.3(b)(xv) and thereafter the remainder of such

Indebtedness as having been Incurred under any other clause of Section 3.3(b); (y) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of this Section 3.3 measured by reference to a percentage of Four Quarter EBITDA or Total Assets, and such Refinancing would cause the percentage of Four Quarter EBITDA or Total Assets restriction to be exceeded if calculated based on the Four Quarter EBITDA or Total Assets on the date of such Refinancing, such percentage of Four Quarter EBITDA or Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing; and (z) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of this Section 3.3 measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant (or any category of Permitted Liens described in the definition thereof). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d) For purposes of determining compliance with any provision of this Section 3.3 (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Four Quarter EBITDA or Total Assets, in each case, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or Liens securing such Indebtedness were granted, in the case of term debt, or first committed or first Incurred (or granted) (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt or delayed draw debt, or first issued, in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness is Incurred (or commitments established) or Disqualified Stock or Preferred Stock issued to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness), Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable provision of this Section 3.3 (or category of Permitted Liens) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such provision of this Section

3.3 (or category of Permitted Liens) shall be deemed not to have been exceeded to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness or the maximum fixed repurchase price amount of such Disqualified Stock or Preferred Stock, as the case may be, being Refinanced (plus the Related Costs in connection therewith).

(e) The principal amount of any Indebtedness Incurred (or commitments established) and the maximum fixed repurchase price amount of Disqualified Stock or Preferred Stock issued to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness), if Incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, shall be calculated for all purposes under this Indenture (including for purposes of the definition of “Permitted Liens”) based on the currency exchange rate applicable to the currencies in which such respective Indebtedness (or unutilized commitments in respect of such Indebtedness), Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such Refinancing.

SECTION 3.4 Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Qualified Equity Interests of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger or consolidation;

(iii) make any voluntary principal payment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 3.3(b)(vii) or Section 3.3(b)(ix)); or

(iv) make any Restricted Investment; (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction and any related transactions on a Pro Forma Basis, the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 3.4(b)(i), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication,

(1) (x) $100.0 million plus (y) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Spin-Off Effective Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit, plus

(2) 100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Issuer after the Spin-Off Effective Date from the issue or sale of Qualified Equity Interests of the Issuer, including such Qualified Equity Interests issued upon exercise of warrants or options, plus

(3) 100.0% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Spin-Off Effective Date, plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary) issued after the Spin-Off Effective Date that, in each case, has been converted into or exchanged for Qualified Equity Interests in the Issuer, plus

(5) 100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Issuer or any Restricted Subsidiary from

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made after the Spin-Off Effective Date by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than to the extent the Restricted Investment was made pursuant to Section 3.4(b)(vii)), or

(B) the sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary after the Spin-Off Effective Date, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, in each case after the Spin-Off Effective Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(vii) or constituted a Permitted Investment.

(b) The provisions of Section 3.4(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with this Section 3.4;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer, or Subordinated Indebtedness, in exchange for, or out of the proceeds of the issuance or sale of, Qualified Equity Interests of the Issuer or contributions to the equity capital (other than Disqualified Stock) of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 3.4 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer) in an aggregate amount no greater than the Unpaid Amount;

(iii) the payment, purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer or any Subsidiary of the Issuer or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that, except with respect to non-discretionary purchases not to exceed $5.0 million per calendar year, the aggregate amounts paid under this clause (iv) shall not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer from the issuance or sale of Qualified Equity Interests of the Issuer, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries that occurs after the Spin-Off Effective Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Spin-Off Effective Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries that are foregone in return for the receipt of Qualified Equity Interests; less

(d) the amount of cash proceeds described in clause (a), (b) or (c) of this Section 3.4(b)(iv) previously used to make Restricted Payments pursuant to this Section 3.4(b)(iv); provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) of this Section 3.4(b)(iv) in any calendar year;

provided that, cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Issuer or any of its Subsidiaries thereof, in connection with a repurchase of Equity Interests of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred after the Issue Date in accordance with Section 3.3;

(vi) Restricted Payments by the Issuer following the Spin-Off Effective Date in order to effectuate regularly scheduled dividend payments in an amount not to exceed $50.0 million in any fiscal year of the Issuer;

(vii) other Restricted Payments (including loans or advances) in an aggregate amount in any fiscal year not to exceed (net of repayments of any such loans or advances) $50.0 million;

(viii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to Section 3.7 and Section 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and shall have paid, repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(ix) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar equity incentive awards if such Equity Interests represent a portion of the exercise price of such options, warrants or similar equity incentive awards, (ii) repurchases of Equity Interests to fund payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant, agent or independent contractor of the Issuer or any Subsidiary of the Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests, and the corresponding payments of such taxes and (iii) loans or advances to officers, directors, employees, managers, consultants, agents and independent contractors of the Issuer or any Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(x) Investments relating to any Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect a Receivables Financing or any repurchases or other transactions in connection therewith;

(xi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(xii) any Restricted Payments attributable to, or arising in connection with, (i) the Transactions (including the Special Payment) or pursuant to the Spin-Off Documents, and (ii) any other transactions pursuant to agreements or arrangements in effect on the Issue Date or contemplated to be existing on the Spin-Off Effective Date on substantially the terms described in the Offering Memorandum or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous in the good faith judgment of the Board of Directors to the Holders, taken as a whole, than the terms of such agreement or arrangement described in this Offering Memorandum;

(xiii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of, or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Issuer;

(xiv) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xiv) that are at the time outstanding not to exceed the greater of (x) $60.0 million and (y) 2.0% of Total Assets outstanding at any one time;

(xv) (1) any Restricted Payment of the kind described in clauses (i) and (ii) of the definition thereof; provided that on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions the Consolidated Total Debt Ratio would be equal to or less than 2.50 to 1.00; and (2) any Restricted Payment of the kind described in clauses (iii) and (iv) of the definition thereof; provided that on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions the Consolidated Total Debt Ratio would be equal to or less than 3.00 to 1.00;

(xvi) the Issuer and its Restricted Subsidiaries may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction;

(xvii) the Issuer and its Restricted Subsidiaries may make any payments required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments due upon exercise and settlement or termination thereof); and

(xviii) Consolidated Tax Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment of the type described in clause (i), (ii) or (iii) of the definition thereof permitted under Section 3.4(b)(vii) and Section 3.4(b)(xv), no Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of Section 3.4(b)(ix) above, taxes shall include all interest, additions to tax, and penalties with respect thereto;

provided, further, that prior to the Covenant Adjustment Date, no Restricted Payments (other than under clause (xii) above) shall be permitted to be made except for Restricted Payments not to exceed $25.0 million in any calendar year, which shall be increased to (x) $60.0 million in any calendar year if, on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions, the Consolidated Total Debt Ratio would be less than 2.50:1.00 and greater than or equal to 2.00:1.00 and (y) $90.0 million in any calendar year if, on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions, the Consolidated Total Debt Ratio would be less than 2.00:1.00; it being understood that Restricted Payments made pursuant to this second proviso shall be permitted only to the extent permitted under the other provisions of this Section 3.4 and this second proviso is not intended to, and shall not, provide Restricted Payments capacity not otherwise permitted by this Section 3.4.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

(d) For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 3.4.

(e) Notwithstanding any other provision of this Indenture, this Indenture shall not restrict any redemption or other payment by the Issuer or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of permitted Subordinated Indebtedness pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of such permitted Subordinated Indebtedness, and the Issuer’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.

SECTION 3.5 Liens.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the Notes and the applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof equally and ratably with or prior to such Liens.

(b) Any Lien which is granted to secure the Notes or such Guarantee under Section 3.5(a) shall be automatically and unconditionally released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 3.5(a).

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, the Related Costs Incurred or payable in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.6 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any of its Restricted Subsidiaries (other than the Guarantors) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Guarantors) to:

(a) (i) pay dividends or make any other distributions to the Issuer or any Guarantor on its Capital Stock; or (ii) pay any Indebtedness owed to the Issuer or any Guarantor;

(b) make loans or advances to the Issuer or any Guarantor; or

(c) sell, lease or transfer any of its assets to the Issuer or any Guarantor; except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries or their respective properties in effect on the Issue Date, or the Spin-Off Effective Date pursuant to the Spin-Off Documents, including pursuant to the New Credit Agreement and the other documents relating to the New Credit Agreement, related Swap Contracts and Indebtedness permitted pursuant to Section 3.3(b)(iii);

(ii) this Indenture, the Notes and the Guarantees thereof;

(iii) applicable law or any applicable rule, regulation or order (including court or administrative orders);

(iv) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary which was in existence at the time of such acquisition (or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or is designated a Restricted Subsidiary) or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof);

(v) customary (as determined by the Issuer in good faith, which determination shall be conclusive) encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary (as determined by the Issuer in good faith, which determination shall be conclusive) provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in Section 3.6(c) on the property so acquired;

(ix) customary (as determined by the Issuer in good faith, which determination shall be conclusive) provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions on the property subject to such lease, sub-lease, license, sublicense, contract or other similar agreement;

(x) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing;

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date pursuant to Section 3.3; if (i) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in this Indenture (as determined in good faith by the Issuer, which determination shall be conclusive), or (ii) the Issuer determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes;

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 3.3 and Section 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) do not materially impair the Issuer’s ability to make future principal or interest payments on the Notes, in each case under this clause (xiii), as determined by the Issuer in good faith;

(xiv) customary (as determined by the Issuer in good faith, which determination shall be conclusive) provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture;

(xv) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced; and

(xvi) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this Section 3.6; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7 Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (on the date a legally binding commitment for such Asset Sale was entered into) of the assets sold or otherwise disposed of; and

(ii) with respect to an Asset Sale pursuant to this covenant the Net Cash Proceeds from which exceed $50.0 million, at least 75.0% of the consideration therefor, together with all other Asset Sales since the Issue Date (on a cumulative basis) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(1) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees or that are assumed by the transferee of any such assets or Equity Interests (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement that releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(2) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $70.0 million and (y) 2.5% of Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 545 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i) to reduce Obligations under the New Credit Agreement and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii) to reduce Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(iii) to reduce Obligations under (x) Pari Passu Indebtedness of the Issuer or the Guarantors (provided that if the Issuer or any Guarantor shall so reduce such Obligations under Pari Passu Indebtedness other than the Notes, the Issuer will (A) equally and ratably reduce Obligations under the Notes as provided in Article V or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to no less than 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would be redeemed under clause (A) above) or (y) Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(iv) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such Person is, or becomes as a result of such acquisition, a Restricted Subsidiary of the Issuer), assets (other than working capital assets), or capital expenditures, in each case used or useful in a Similar Business;

(v) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such Person is, or becomes as a result of such acquisition, a Restricted Subsidiary of the Issuer) or assets (other than working capital assets) that replace the businesses and/or assets that are the subject of such Asset Sale; or

(vi) any combination of the foregoing;

provided that (x) the Issuer and its Restricted Subsidiaries will be deemed to have applied the Net Cash Proceeds pursuant to the provisions described in clauses (iv) and (v) of this Section 3.7(b) if and to the extent that, within 545 days after the receipt of the Net Cash Proceeds of an Asset Sale, the Issuer or a Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment pursuant to the provision described in clauses (iv) and (v) of this Section 3.7(b), and that investment is thereafter completed within 730 days following receipt of such Net Cash Proceeds, and (y) the Issuer or any Restricted Subsidiary may elect to make an investment pursuant to clauses (iv) or (v) of this Section 3.7(b) prior to receiving Net Cash Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with either or both of such clauses with respect to such Asset Sale.

(c) Notwithstanding the foregoing, to the extent that (i) the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary is not applied by such Subsidiary in accordance with Section 3.7(b) and (ii) repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sales by such Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Issuer in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 3.7; provided that clause (x) of this Section 3.7(c) shall apply to such amounts for so long, but only for so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this Section 3.7(c), the portion of such Net Cash Proceeds so affected will then be required to be applied (net of additional taxes that would be payable or reserved against if such net cash proceeds were then repatriated) in compliance with this Section 3.7. The time periods set forth in this Section 3.7 shall not start until such time as the Net Cash Proceeds may be repatriated (whether or not such repatriation actually occurs).

(d) Pending the final application of any such amount of Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of the Net Cash Proceeds from any Asset Sale that is not invested or applied as provided and within the time period set forth in Section 3.7(b) will be deemed to constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders pursuant to Section 3.7(b)(iii)(x) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such Pari Passu Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such Pari Passu Indebtedness), to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 Business Days after the date that Excess Proceeds exceed $50.0 million by transmitting electronically or by mailing to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC. The Issuer may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds exceeds $50.0 million.

(e) To the extent that the aggregate amount of Notes and any other Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered or otherwise surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or its agent shall select such Pari Passu Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Pari Passu Indebtedness), the Issuer need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Pari Passu Indebtedness), and any additional Excess Proceeds shall not be subject to this Section 3.7 and shall be permitted to be used for any purpose in the Issuer’s discretion.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(g) The provisions under this Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of an Asset Sale, including the definition of “Asset Sale,” may be waived or modified at any time (including after Net Cash Proceeds have been received) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(h) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (to the extent the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis (with adjustments so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased), by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that the selection of Notes for purchase shall not result in a Noteholder with a principal amount of Notes less than the Minimum Denomination. No Note will be repurchased in part if less than the Minimum Denomination of such Note would be left outstanding.

(i) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with DTC procedures, except that such notice may be delivered more than 60 days prior to the purchase date if such purchase is delayed because the receipt by the Issuer of the relevant Net Cash Proceeds has been delayed, in which case the purchase date shall be the date on which the Net Cash Proceeds are received; provided that the notice period for any Asset Sale Offer shall not be less than the minimum period required by applicable law. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(j) A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(k) Notwithstanding the foregoing, Asset Sales that are necessary or advisable (as determined by the Issuer in good faith) in order to consummate any acquisition of any Person, business or assets or any Investment or are of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, shall not be subject to the requirements set forth in Section 3.7(a)(i) and Section 3.7(a)(ii).

SECTION 3.8 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $20.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying such resolution.

(b) For purposes of Section 3.8(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(c) The provisions of Section 3.8(a) will not apply to the following:

(i) (a) transactions between or among the Issuer and/or one or more of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), and/or (b) prior to the Spin-Off Effective Date, transactions between International Paper and its Subsidiaries;

(ii) (a) Restricted Payments permitted by this Indenture (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments (except transactions described in clause (13) of the definition of “Permitted Investments”);

(iii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or any Subsidiary or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business;

(v) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, (A) any agreement or arrangement (x) as in effect on the Issue Date or (y) pursuant to the Spin-Off Documents (including the Transactions) or (B) any amendment, modification or supplement to the agreements referenced in clause (A) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements or arrangements as in effect on the Issue Date or the Spin-Off Effective Date;

(vi) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise more disadvantageous to the Holders in any material respect, in the good faith judgment of the Issuer, when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date or the Spin-Off Effective Date;

(vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as reasonably determined by the Issuer);

(viii) any transaction effected as part of a Qualified Receivables Factoring or a Qualified Receivables Financing;

(ix) the sale, issuance or transfer of Qualified Equity Interests of the Issuer; and (ii) any transaction to the extent the consideration paid by the Issuer or any Restricted Subsidiary is (x) Qualified Equity Interests of the Issuer or (y) proceeds from the issuance or sale of Qualified Equity Interests of the Issuer;

(x) any contribution to the equity capital of the Issuer (other than Disqualified Stock);

(xi) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xii) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter involving such other Person;

(xiii) any Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, that is permitted under Section 3.3 and (ii) guarantees, indemnities, bankers acceptances, surety bonds and letters of credit issued by, or for the account of, and Liens granted for the benefit of, the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, in each case otherwise permitted by Section 3.3 or Section 3.5;

(xiv) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xv) any payments or other transaction pursuant to any tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes; provided that (i) such payments shall not exceed the amount of any taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Issuer had filed a consolidated return on behalf of an affiliated group of which it were the common parent and of which the includable subsidiaries were members and (ii) payments with respect to the taxable income of Unrestricted Subsidiaries shall be permitted only to the extent that cash distributions were made by any Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary for such purpose (“Consolidated Tax Payments”);

(xvi) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements and other compensation arrangements, equity purchase agreements, stock options, long-term incentive plans, stock appreciation rights plans, participation plans and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xvii) any employment, consulting, service or termination agreement, or customary reimbursement and indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, or any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Issuer or of a Restricted Subsidiary, as appropriate;

(xviii) (i) investments by Affiliates in Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as the investment is being offered by the Issuer or such Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms, and (ii) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, to the extent such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xix) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(xx) (i) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and (ii) any payments to or from, and transactions with any joint venture or any variable interest entity in the ordinary course of business and consistent with past practice (including, without limitation, any Cash Management Services related thereto);

(xxi) any lease entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer in the ordinary course of business;

(xxii) intellectual property licenses in the ordinary course of business;

(xxiii) the Special Payment; and

(xxiv) (i) Guarantees and any bid, performance or similar project related bonds, company performance guarantees, bank performance guaranties or surety bonds or performance letters of credit, by the Issuer and its Restricted Subsidiaries for the benefit of joint ventures, Unrestricted Subsidiaries and variable interest entities, to the extent otherwise permitted by this Indenture and (ii) Liens described in clause (25) of the definition of “Permitted Liens.”

SECTION 3.9 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date), except to the extent the Issuer has previously elected to redeem all of the Notes pursuant to Article V.

(b) Prior to or within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem all of the Notes pursuant to Article V, the Issuer shall deliver a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, describing:

(i) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date falling prior to or on the purchase date);

(ii) the transaction or transactions that constitute or are expected to constitute such Change of Control;

(iii) the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is given, except that such notice may be given more than 60 days prior to the purchase date if the purchase date is delayed as provided in Section 3.9(b)(vii)) (the “Change of Control Payment Date”); provided that the notice period for any Change of Control Offer shall not be less than the minimum period required by applicable law;

(iv) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi) that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to the Minimum Denomination or an integral multiple of $1,000 in excess thereof;

(vii) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Payment Date may, in the Issuer’s discretion, be delayed until such time as the Change of Control has occurred; and

(viii) the other instructions and procedures determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c) Notwithstanding the foregoing provisions of this Section 3.9, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(e) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer pursuant to this Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the redemption.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(g) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i) accept for payment all Notes issued by the Issuer or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(h) The provisions of this Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.10 Additional Guarantors.

(a) If, after the Issue Date, (a) (1) any Restricted Subsidiary that is a Domestic Subsidiary or organized in an Approved Jurisdiction (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Domestic Subsidiary that is a FSHCO or a Subsidiary of a CFC (other than a CFC organized in an Approved Jurisdiction)) that is not then a Guarantor enters into any guarantee of or otherwise Incurs any Indebtedness under the New Credit Agreement or any other Credit Agreement which is entered into or guaranteed by the Issuer or a Guarantor or (2) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then a Guarantor guarantees any Public Indebtedness of the Issuer or any of its Restricted Subsidiaries which is a Guarantor, in each case, with an aggregate principal amount in excess of $100.0 million (“Certain Capital Markets Debt”) or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary, (in the case of clause (a) above, within 30 days (or 90 days in the case of a Restricted Subsidiary that is not a Domestic Subsidiary or that is a FSHCO or a Domestic Subsidiary of a CFC) of the date that such Indebtedness has been guaranteed, or otherwise Incurred) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture governing the Notes providing for a Guarantee by such Restricted Subsidiary that (in the case of clause (a) above) ranks pari passu (on an unsecured basis) with such Indebtedness or such guarantee of such Indebtedness under the New Credit Agreement, such other Credit Agreement or such Certain Capital Markets Debt so Incurred or provided by such Restricted Subsidiary. Notwithstanding the foregoing, (w) no Guarantee by a Receivables Subsidiary shall be required solely as a result of the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock by such Receivables Subsidiary in a Qualified Receivables Financing or a Qualified Receivables Factoring in accordance with Section 3.3(b)(xxii), (x) no Guarantee shall be required as a result of any Indebtedness or guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the Indebtedness or guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, and (y) no Restricted Subsidiary shall be required to become a Guarantor if, in the good faith determination of the Issuer (which determination shall be conclusive), the provision by such Restricted Subsidiary of a Guarantee could reasonably be expected to give rise to or result in:

(i) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer (including any reasonably available “whitewash” procedures or similar procedures that would be required in order to enable such Guarantee to be provided in accordance with applicable law);

(ii) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Issuer or any Subsidiary thereof (including such Guarantor);

(iii) any violation of the provisions of any joint venture or other material agreement, in each case in effect on the Issue Date and not entered into in contemplation of avoiding a requirement to guarantee the Notes, governing or binding upon the Issuer or any Restricted Subsidiary;

(iv) any material risk of any such violation or liability;

(v) any cost, expense, liability or obligation (except, in each case, with respect to taxes) other than routine and immaterial out-of-pocket expenses incurred in connection with (x) any governmental or regulatory filings required as a result of such Guarantee or (y) any “whitewash” procedures (or similar procedures that would be required in order to enable such Guarantee to be provided in accordance with applicable law) undertaken in connection with such Guarantee; or

(vi) any material adverse tax consequence, including an obligation to pay additional amounts in respect thereof, other than a material adverse tax consequence under Section 956 of the Code attributable to the provision of a Guarantee by a Person organized in an Approved Jurisdiction.

(b) Each Guarantee by a Restricted Subsidiary will be limited to an amount in U.S. dollars or to the equivalent in local currency, if mandatory under the applicable law, not to exceed the maximum amount that can be guaranteed by such Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding any other provisions of this Indenture, each Note Guarantee of a Subsidiary Guarantor organized in a jurisdiction outside the United States shall be in such form and substance, and subject to such terms, conditions, limitations, qualifications and restrictions as may be necessary or appropriate (in the good faith determination of the Issuer, which determination shall be conclusive) by reason of or to comply with any applicable law, rule or regulation.

(c) Each Guarantee by a Subsidiary Guarantor shall be released upon the terms and in accordance with the provisions of Article X.

SECTION 3.11 [Reserved].

SECTION 3.12 Compliance Certificate; Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Issuer, the Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived within such 30 day period), written notice specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto. The Trustee will not be deemed to have notice or knowledge of any Defaults or Events of Default unless a Responsible Officer of the Trustee shall have received a written notice of such an event at its Corporate Trust Office and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

SECTION 3.13 Spin-Off Transactions.

Notwithstanding any of the covenants or obligations of the Issuer or any of its Restricted Subsidiaries in this Article III or Article IV, any action taken by any of the Issuer or any Restricted Subsidiary necessary to consummate the Spin-Off and the other Transactions as described in the Offering Memorandum shall be permitted under those covenants and obligations without restriction.

SECTION 3.14 [Reserved].

SECTION 3.15 Covenant Suspension.

(a) If on any date following the Spin-Off Effective Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Guarantees will be automatically and unconditionally released and discharged and the Issuer and its Restricted Subsidiaries will not be subject to the covenants or provisions contained in Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 3.8, Section 3.10, Section 4.1(a)(iv), Section 4.1(a)(v) and Section 4.1(b) (collectively, the “Suspended Covenants”).

(b) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a), and on any subsequent date (the “Reversion Date”) the Issuer obtains actual knowledge that one or both of the Rating Agencies has withdrawn their Investment Grade Rating or downgraded the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(c) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period. All Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by Section 3.6 will be deemed to have been existing on the Issue Date.

(e) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 3.3 or any provision thereof shall be construed as if Section 3.3 were in effect during the Suspension Period.

(f) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Issuer or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Issuer and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(g) The Trustee will have no obligation to (i) independently determine, monitor or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date. The Issuer shall give the Trustee written notice of any Covenant Suspension Event not later than fifteen Business Days after such Covenant Suspension Event has occurred, but failure to so notify the Trustee shall not invalidate any Covenant Suspension Event and shall not constitute a Default or Event of Default by the Issuer or prevent the Issuer from subsequently delivering such notice. In the absence of such notice, the Trustee may assume the Suspended Covenants apply and are in full force and effect. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than fifteen Business Days after such Reversion Date, but failure to so notify the Trustee shall not invalidate the occurrence of the Reversion Date and shall not constitute a Default or Event of Default by the Issuer or prevent the Issuer from subsequently delivering such notice. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1 When the Issuer May Merge or Otherwise Dispose of Assets.

(a) The Issuer may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture or other appropriate document or instrument;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(iv) immediately after giving Pro Forma Effect to such transaction and any related transactions, either:

(1) the Issuer (or, if applicable, the Successor Company) would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2) the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, if applicable) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer (or the Successor Company, if applicable) and its Restricted Subsidiaries immediately prior to giving Pro Forma Effect to such transaction and any related transactions;

(v) if the Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or disposition complies with the provisions described in this Section 4.1(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (iii) and (iv) of this Section 4.1(a) and as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in the second sentence of the immediately following paragraph.

The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 4.1(a), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its assets to the Issuer, (b) the Issuer may merge, consolidate or amalgamate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States or the District of Columbia to the extent the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (c) the Issuer may convert (including by way of merger, consolidation or amalgamation) into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of a jurisdiction in the United States, and (d) the Issuer may change its name. Any Investment expressly permitted under the definition of “Permitted Investments” or otherwise pursuant to Section 3.4 may be structured as a merger, amalgamation or consolidation so long as it complies with this covenant, to the extent applicable.

(b) Subject to Section 10.2, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person unless such consolidation, merger, amalgamation, winding up, sale, assignment, transfer, lease, conveyance or other disposition is made in compliance with Section 3.7 or does not constitute an Asset Sale (other than pursuant to clause (b) of the definition of “Asset Sale”), or unless:

(A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, or any other member country of the Organization for Economic Cooperation and Development or of the European Union (such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments; and

(C) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or disposition complies with the provisions described in this Section 4.1(b); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in the second sentence of the immediately following paragraph.

Subject to Article X, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing provisions of this Section 4.1(b), (1) a Guarantor may merge, consolidate or amalgamate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state or jurisdiction, to the extent the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (2) a Guarantor may consolidate, merge or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, another Guarantor or the Issuer, (3) a Guarantor may convert (including by way of merger, consolidation or amalgamation) into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States, (4) a Guarantor may change its name and (5) any Restricted Subsidiary may merge, amalgamate or consolidate into any Guarantor; provided, in the case of this clause (5), that the surviving Person is or becomes a Guarantor upon consummation of such merger, amalgamation or consolidation.

(c) Notwithstanding the foregoing, the Transactions and any other transaction entered into in connection with, and for purposes of effecting, the Spin-Off as described in the Offering Memorandum shall not be subject to this covenant.

(d) For purposes of Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Issuer, which assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1 Applicability of Article. Notes that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and in accordance with this Article V.

SECTION 5.2 Right of Redemption.

(a) Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in Exhibit A, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to (but not including) the applicable redemption date.

(b) In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption or notice thereof may, at the Issuer’s discretion, be subject to the satisfaction (or waiver by the Issuer in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Issuer’s sole determination, may not be) satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 5.3 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.

(a) If the Issuer elects to redeem Notes pursuant to Section 5.2 the Issuer shall furnish to the Trustee, at least five Business Days for Global Notes and 10 calendar days for Physical Notes before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 5.4, and shall not constitute a Default or Event of Default by the Issuer. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to this Section 5.3.

(b) If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the depository and the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, in accordance with the applicable procedures of the depository on a pro rata basis or by lot (and in such manner as complies with applicable legal requirements) in integral multiples of $1,000; provided that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

(c) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4 Notice of Redemption. The Issuer shall give or cause to be given in accordance with the procedures of the Depositary a notice of redemption to each Holder whose Notes are to be redeemed not less than 10 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”). At the Issuer’s written request delivered at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date, the Trustee may give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that redemption notices may be given more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII, or if the redemption date is delayed as provided for in Section 5.2(b).

All notices of redemption shall be prepared by the Issuer and shall state:

(a) the Redemption Date,

(b) the Redemption Price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Redemption Date, the Redemption Price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5 Deposit of Redemption Price. Prior to 11:00 a.m. New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer or any Subsidiary of the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.18) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.7 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.8 (with, if the Issuer so requires due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5.8 Offer to Repurchase. In the event that, pursuant to Section 3.7, the Issuer is required to commence an offer to all Holders to purchase the Notes, including an Asset Sale Offer (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a) The Offer to Repurchase shall remain open for the period provided for in Section 3.7(i) (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds or Net Cash Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer shall send electronically, or mail by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in the Minimum Denomination or an integral multiple of $1,000 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least five Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Issuer shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in the Minimum Denomination, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Issuer shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.8. The Issuer or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

SECTION 5.9 Special Mandatory Redemption.

(a) In the event (x) the Spin-Off has not been consummated on or prior to January 4, 2022 (the “Outside Date”), (y) prior to the Spin-Off Effective Date, the Issuer notifies the Trustee in writing that International Paper will not effect the consummation of the Transaction by the Outside Date or (z) prior to the Spin-Off Effective Date, the Board of Directors of International Paper has made a public announcement that it has determined not to proceed with the Spin-Off (the earliest of clauses (x), (y) and (z), the “special mandatory redemption trigger date”), then the Issuer shall be required to redeem all outstanding Notes on the special mandatory redemption date at a special mandatory redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest thereon (if any) to, but not including, the special mandatory redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Issuer shall cause notice of a special mandatory redemption to be mailed (or with respect to global notes, to the extent permitted or required by applicable procedures or regulations of the depository, sent electronically), with a copy to the Trustee, within 15 days after the special mandatory redemption trigger date to each Holder of Notes at its registered address. The “special mandatory redemption date” will be the 15th day (or, if such day is not a business day, the first business day thereafter) following the earlier of (x) the date such notice is mailed or sent electronically or (y) the deadline for mailing or sending such notice. If funds sufficient to pay the special mandatory redemption price of the Notes on the special mandatory redemption date (plus accrued and unpaid interest, if any, to, but not including, the special mandatory redemption date) are deposited with the Trustee on or before such special mandatory redemption date, the Notes will cease to bear interest on and after the special mandatory redemption date.

SECTION 5.10 Segregated Account. The net proceeds of the Initial Notes shall, prior to the making of the Special Payment, be held by the Issuer in a segregated deposit or securities account established by the Issuer at a nationally recognized commercial bank (the “Segregated Account”). The Segregated Account will not be subject to a control agreement or any escrow arrangements. The Issuer and International Paper agree that the net proceeds of the Notes will not be used prior to the consummation of the Spin-Off for any purpose other than the making of the Special Payment.

ARTICLE VI

Defaults and Remedies

SECTION 6.1 Events of Default. Each of the following is an “Event of Default”:

(i) a default in any payment of interest on any Note when due continued for 30 days;

(ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after receipt of the written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to clause (i) or clause (ii) of this Section 6.1) contained in the Notes or this Indenture; provided that, in the case of a failure to comply with Section 3.2, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (iii) has been given;

(iv) the failure by the Issuer or any Restricted Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid at final maturity or accelerated exceeds the Threshold Amount;

(v) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Issuer or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 90 days;

(vii) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of the Threshold Amount (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 90 days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that, in the case of any judgment in the Specified Disclosed Litigation, no default or event of default shall be deemed to exist under this clause (vii) unless the amount that is due under any payment schedule remains unpaid and exceeds the Threshold Amount;

(viii) the Guarantee of a Significant Subsidiary or, prior to the consummation of the Spin-Off, the International Paper Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary or, prior to the consummation of the Spin-Off, International Paper denies in writing that it has any further liability under its Guarantee or the International Paper Guarantee, as applicable, or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee or the International Paper Guarantee, as applicable, in accordance with this Indenture, and such Default continues for 30 days;

(ix) the failure by the Issuer to timely mail a notice of the special mandatory redemption, if applicable, and to pay the redemption price on the special mandatory redemption date, if any, as described above under Section 5.9; or

(x) the failure of the Spin-Off to be consummated within 2 Business Days of the making of the Special Payment.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(iii) will not constitute an Event of Default until the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes notify in writing the Issuer (and if given by the Holders, the Trustee) of the default and such default is not cured within the times specified in Section 6.1(iii) after receipt of such notice.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee by the Issuer or any Holder of Notes.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (v) or (vi) of Section 6.1 with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes by written notice to the Issuer (and if given by the Holders, the Trustee), in either case specifying on such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. If an Event of Default arising from Section 6.1(v) or Section 6.1(vi), with respect to the Issuer, occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel), the International Paper Guarantee and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the applicable Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 30 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness that is the basis for such Event of Default has been discharged or (y) the holders of such Indebtedness have, in accordance with the documentation governing such Indebtedness, rescinded the acceleration giving rise to such Event of Default.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (provided that the Trustee shall not have an affirmative duty to determine whether the direction is prejudicial to any Holder) or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to security and/or indemnification satisfactory to the Trustee in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee with indemnity and/or security satisfactory to it against any loss, liability or expense. Except to institute suit for the enforcement of payment of principal and interest on any Note of such Holder or after the Stated Maturity for such principal or interest, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 25.0% of the aggregate principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;

(iii) such Holders have offered the Trustee security and/or indemnity reasonably satisfactory to the Trustee in respect of any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7 [Reserved].

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10 Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee for amounts due under Section 7.6 and Section 8.5;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer (or the Trustee) shall send to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall not be under any obligation to exercise any of the rights or powers under this Indenture, the Notes, the International Paper Guarantee and the Guarantees at the request or direction of any of the Holders unless such Holders have provided the Trustee indemnity, security and/or prefunding satisfactory to the Trustee in its sole discretion against any loss, liability or expense the Trustee may incur.

(b) Except during the continuance of an Event of Default of which a Responsible Officer has received written notice, the Trustee:

(i) undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence, bad faith or willful misconduct on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes, the International Paper Guarantee and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the International Paper Guarantee and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes, the International Paper Guarantee or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and Section 7.2.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have provided to the Trustee security, prefunding and/or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by the Trustee in compliance with such request or direction.

SECTION 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, judgment, bond or any other paper, electronic communication or document believed by it to be genuine and to have been signed, sent or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that such conduct does not constitute willful misconduct or gross negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes, the International Paper Guarantee and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the International Paper Guarantee and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) [Reserved].

(h) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The Trustee shall not have any duty (i) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (ii) to see to any insurance.

(l) The permissive rights of the Trustee enumerated in this Indenture shall not be construed as a duty.

(m) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

SECTION 7.3 Individual Rights of Trustee.

(a) The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, International Paper, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Note Registrar, co-registrar or co-Paying Agent may do the same with like rights. However, the Trustee must comply with Section 7.9.

(b) In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, or (ii) resign.

(c) To the extent permitted by applicable law, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Issuer and the Trustee.

SECTION 7.4 Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the International Paper Guarantee or the Guarantees, it shall not be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and a Responsible Officer of the Trustee has received written notice thereof, the Trustee shall deliver to each Holder notice of the Default within 90 days after it actually receives such written notice. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and to the extent the Trustee in good faith determines that withholding notice is in the interests of the Holders of the Notes.

SECTION 7.6 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing or delivering of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Note Registrar), and each of their officers, directors, employees, counsel and agents, and hold them harmless against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes, the International Paper Guarantee and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the International Paper Guarantee and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any third party claim or claim by any Holder for which the Trustee may seek indemnity, provided that failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend such claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as a result of its own willful misconduct or gross negligence as determined in a final non-appealable decision of a court of competent jurisdiction .

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s obligations pursuant to this Section 7.6 and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(v) or (vi) with respect to the Issuer, the expenses are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors. Pursuant to Section 11.1, the obligations of the Issuer hereunder prior to completion of the Spin-Off on the Spin-Off Effective Date are guaranteed by International Paper.

SECTION 7.7 Replacement of Trustee. The Trustee may resign at any time upon at least 30 days’ notice by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing at least 30 days prior to the requested date of removal and may appoint a successor Trustee. The Issuer shall remove the Trustee if

(i) the Trustee fails to comply with Section 7.9;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any such resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee at the expense of the Issuer or the Holders of at least 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

SECTION 7.10 Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the International Paper Guarantee and the Guarantees by the Issuer, International Paper, the Guarantors or any other Person.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1 Discharge of Liability on Securities; Defeasance.

(a) This Indenture and all the Notes will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes and certain rights of the Trustee and the Issuer’s obligations with respect thereto, as expressly provided for in this Indenture) when:

(i) either (x) all the Notes theretofore authenticated and delivered (except Notes which have been replaced or paid pursuant to Section 2.9 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (y) all of the Notes not previously delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their Stated Maturity within one year or (C) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be;

(ii) the Issuer and/or the Guarantors have paid all other sums then due and payable under this Indenture; and

(iii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i) and (ii)).

(b) Subject to Sections 8.1(a)(iii) and 8.2, the Issuer at any time may terminate (i) all of the Issuer’s obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee and cure all then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Article III (other than Section 3.1) and the operation of Section 4.1 (other than Sections 4.1(a)(i) and 4.1(a)(ii)) and Sections 6.1(iii) (with respect to any Default under Article III (other than Section 3.1)), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii) and 6.1(viii) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of the Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of its obligations under Article III other than Section 3.1), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii) and 6.1(viii).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.8, 2.9, 2.15, 2.16, 2.18, 2.19, 7.6, 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2 Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (sufficient (without reinvestment) in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be (provided that if such redemption is pursuant to the second paragraph of Section 2 of the Notes (a form of which is attached as Exhibit A hereto), (x) the amount of money or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuer in good faith, and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 5.5, as necessary to pay the Applicable Premium as determined as of the date of the applicable redemption notice);

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or Section 6.1(vi) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vi) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4 Repayment to the Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if any of the Issuer or the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to conform the text of this Indenture, the Guarantees or the Notes (including any Additional Notes) to the “Description of Notes” under the Offering Memorandum;

(iii) to comply with Article IV;

(iv) to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be, in a transaction that is permitted under Article IV;

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(vi) to add Guarantees with respect to the Notes;

(vii) to secure the Notes;

(viii) to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture or the Notes;

(ix) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(x) to make any change that does not adversely affect the rights of any Holder in any material respect, as determined in good faith by the Issuer;

(xi) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(xii) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xiii) to evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xiv) to provide for or confirm the issuance of Notes or Additional Notes.

SECTION 9.2 With Consent of Holders.

(a) This Indenture, the Notes and the Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding, in each case, other than Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Notwithstanding the provisions in Section 9.2(a), without the consent of each Holder of an outstanding Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver pursuant to this Indenture may:

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article V or 3.9; provided that any amendment to the minimum notice requirement for redemptions, and any amendment or waiver of the covenants under the Sections 3.7 and 3.9, may be made with the consent of the Holders of at least a majority in principal amount of Notes then outstanding;

(vi) make any Note payable in money other than that stated in such Note;

(vii) modify the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment dates;

(viii) make any change to or modify the ranking of the Notes that would adversely affect the Holders;

(ix) except as expressly permitted by this Indenture, modify the Guarantees of International Paper or any Significant Subsidiary in any manner adverse in any material respect to the Holders;

(x) make any material change in the provisions described under Sections 5.9 and/or 5.10 hereof; or

(xi) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (i) through (x) above.

(c) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment under this Section 9.2 becomes effective, the Issuer shall send to the Holders of Notes a notice briefly describing such amendment. The failure of the Issuer to send such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3 Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (xi) of Section 9.2(b), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Issuer may require the Holder of such Note to deliver it to the Trustee. The Trustee, at the direction of the Issuer, may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture. For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution of any (x) supplemental indenture pursuant to Section 4.1(a)(ii) or (y) Guarantor supplemental indenture.

SECTION 9.6 Net Short Holders.

(a) Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation (in a form set forth in Exhibit D hereto) from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) a Net Short Holder (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate (a “Verification Covenant Officer’s Certificate”) stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has received written notice of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Final Decision has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”); provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as confirmed by a Final Decision) shall result in such Net Short Holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such Net Short Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.

(c) Notwithstanding anything in clauses (a) and (b) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing clauses (a) and (b).

(d) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to the foregoing clauses (a) and (b), shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it or otherwise make calculations, investigations or determinations with respect to whether a Holder is a Net Short Holder or otherwise and shall have no liability for ceasing to take any action or staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided to it but prior to the receipt of a Covenant Satisfaction Officer’s Certificate. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation.

(e) With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with this Section 9.6.

(f) The Issuer hereby waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with Section 9.6, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

(g) In calculating whether Holders of the requisite percentage in aggregate principal amount of outstanding Notes are providing or have provided a Notice of Direction, Notes held by Net Short Holders shall be excluded in the numerator but included in the denominator.

(h) The Issuer hereby confirms that any and all other actions that the Trustee takes or omits to take under this Section 9.6 and all fees, costs expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnifications under Section 7.6.

ARTICLE X

Guarantees

SECTION 10.1 Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Without prejudice to the foregoing, any Guarantor incorporated under the laws of the Federative Republic of Brazil further waives and renounces, to the fullest extent permitted by applicable law, any and all rights and/or benefits it may have under Articles 333, sole paragraph, 366, 827, 829, 830, 834, 835, 837, 838 and 839 of Law No. 10,406, dated January 10, 2002, as amended from time to time, and Articles 130 and 794 of Law No. 13,105, dated March 16, 2015, as amended from time to time.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(e) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII, as applicable. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(h) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(i) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(j) Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount in U.S. dollars or to the equivalent in local currency, if mandatory under the applicable law, as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. In addition, the obligations of any Guarantor organized outside the United States of America may be limited, as set forth in the supplemental indenture pursuant to which the relevant Restricted Subsidiary becomes a Guarantor, as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, maintenance of share capital, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (in each case as determined by the Issuer in its sole discretion).

(b) A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) of (x) Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, in any case, if such sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) is not prohibited by this Indenture;

(2) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4 and the definition of “Unrestricted Subsidiary”;

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 3.10, the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or the relevant Restricted Subsidiary (or, if such release or discharge occurs substantially concurrently with the release of the Guarantee of such Restricted Subsidiary or will occur as a result of the release of the Guarantee of such Restricted Subsidiary) or the repayment of the Indebtedness, in each case, that resulted in the obligation to guarantee the Notes, except if such release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee (it being understood that a release or discharge subject to contingent reinstatement is still a release or discharge, and that if any such other guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Restricted Subsidiary would then be required to provide a guarantee pursuant to Section 3.10);

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(5) the release or discharge of direct obligations of such Guarantor, or the guarantee by such Guarantor of the obligations, under the New Credit Agreement (or, if such release or discharge occurs substantially concurrently with the release of the Guarantee of such Guarantor or will occur as a result of the release of the Guarantee of such Guarantor), except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee (it being understood that a release or discharge subject to contingent reinstatement is still a release or discharge, and that if any such other direct obligation or guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a guarantee pursuant to Section 3.10).

(c) The Issuer will have the right, upon 10 days’ written notice to the Trustee (or, such shorter period as may be agreed to by the Trustee), to cause any Guarantor that has not guaranteed any Indebtedness under the New Credit Agreement or any Credit Agreement or any Certain Capital Markets Debt to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee shall thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

(d) If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

(e) If the Issuer requests, at its option, confirmation from the Trustee of a release pursuant to Section 10.2(b), the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(f) Limitations under Luxembourg law. The guarantee under this Article X granted by any Guarantor which is incorporated and established in Luxembourg (a “Luxembourg Guarantor”) shall be limited at any time to an aggregate amount not exceeding the higher of: (a) 95% of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”) and as implemented by the Grand-Ducal regulation dated 18

December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account (the “Accounts Regulation”)) determined as at the date on which a demand is made under the Guarantee, increased by an amount equal to any Intra-Group Liabilities; and (b) 95% of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the 2002 Law as implemented by the Accounts Regulation) determined as at the date of the supplemental indenture pursuant to which such Guarantor became a Guarantor, increased by an amount equal to any Intra-Group Liabilities.

For the purpose of this Section 10.2(f), “Intra-Group Liabilities” shall mean any amounts owed by the relevant Luxembourg Guarantor to the Issuer or any other Guarantor or any other Subsidiary of the Issuer and that have not been financed (directly or indirectly) by the proceeds from the Notes.

The limitation under this Section 10.2(f) shall not apply: (i) in respect of any amounts due under this Indenture or the Notes by the Issuer if the Issuer is a direct or indirect subsidiary of that Luxembourg Guarantor; and (ii) in respect of any amounts due under this Indenture or the Notes by the Issuer (if the Issuer is not a direct or indirect subsidiary of that Luxembourg Guarantor) which have been on-lent to or made available by whatever means, directly or indirectly, to that Luxembourg Guarantor or any of its direct or indirect subsidiaries.

The amounts due by each Luxembourg Guarantor under this Article X shall be reduced by any amount paid by such Luxembourg Guarantor pursuant to the Guaranty (as defined in the New Credit Agreement).

(g) Limitations under Finnish law. Notwithstanding anything set out contrary in this Article X, the obligations of a Guarantor incorporated in Finland shall be limited if, and only to the extent, required by the application of the mandatory provisions of the Finnish Companies Act (624/2006, as amended) (in Finnish: osakeyhtiölaki) (the “Finnish Companies Act”) regulating (i) unlawful financial assistance, as provided in Chapter 13, Section 10 of the Finnish Companies Act or (ii) unlawful distribution of assets, as provided in Chapter 13, Section 1 of the Finnish Companies Act.”

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

International Paper Guarantee

SECTION 11.1 Unconditional Guarantee

(a) Subject to the provisions of this Article XI, International Paper hereby fully and unconditionally guarantees (such guarantee to be referred to herein as the “International Paper Guarantee”), as guarantor and not as a surety, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or International Paper whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “International Paper Guarantee Obligations”). International Paper agrees (to the extent lawful) that the International Paper Guarantee Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article XI notwithstanding any extension or renewal of any International Paper Guarantee Obligation.

(b) International Paper waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the International Paper Guarantee Obligations and also waives (to the extent lawful) notice of protest for nonpayment. International Paper waives (to the extent lawful) notice of any default under the Notes or the International Paper Guarantee Obligations.

(c) International Paper further agrees that the International Paper Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the International Paper Guarantee Obligations.

(d) Except as set forth in Sections 11.2 and 11.3, the obligations of International Paper hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the International Paper Guarantee Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the International Paper Guarantee Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of International Paper herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the International Paper Guarantee Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other party; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the International Paper Guarantee Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of International Paper or would otherwise operate as a discharge of International Paper as a matter of law or equity.

(e) International Paper agrees that the International Paper Guarantee shall remain in full force and effect until payment in full of all the International Paper Guarantee Obligations or International Paper is released from the International Paper Guarantee in compliance with Section 11.3. International Paper further agrees that the International Paper Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the International Paper Guarantee Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any party by virtue hereof, upon the failure of the Issuer to pay any of the International Paper Guarantee Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, International Paper hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such International Paper Guarantee Obligations then due and owing and (ii) accrued and unpaid interest on such International Paper Guarantee Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or International Paper whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) International Paper further agrees that, as between International Paper, on the one hand, and the Holders, on the other hand, (x) the maturity of the International Paper Guarantee Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of the International Paper Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the International Paper Guarantee Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such International Paper Guarantee Obligations, such International Paper Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by International Paper for the purposes of the International Paper Guarantee.

(h) International Paper also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 11.1.

(i) Neither the Issuer nor International Paper shall be required to make a notation on the Notes to reflect the International Paper Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of the International Paper Guarantee.

SECTION 11.2 Limitation of International Paper’s Liability

(a) International Paper, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the International Paper Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and International Paper hereby irrevocably agree that the obligations of International Paper under the International Paper Guarantee shall be limited to the maximum amount in U.S. dollars as will, after giving effect to all other contingent and fixed liabilities of International Paper, result in the obligations of International Paper under the International Paper Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

SECTION 11.3 Release of International Paper Guarantee

(a) The International Paper Guarantee will be automatically and unconditionally released in all respects, International Paper shall have no further obligations or responsibilities under this Indenture or the Notes and the International Paper Guarantee shall have no further force and effect without any action on the part of the Trustee, the Holders of the Notes, the Issuer, or International Paper under this Indenture, upon the completion of the Spin-Off on the Spin-Off Effective Date.

(b) The Trustee shall deliver an appropriate instrument evidencing the release of the International Paper Guarantee following the completion of the Spin-Off on the Spin-Off Effective Date upon receipt of a request by the Issuer or International Paper accompanied by an Officer’s Certificate and Opinion of Counsel certifying as to the compliance with this Section 11.3.

SECTION 11.4 Contribution. If International Paper makes a payment or distribution under the International Paper Guarantee, it shall have the right to seek and receive contribution from and against the Issuer. The provisions of this Section 11.4 shall in no respect limit the obligations and liabilities of International Paper to the Trustee and the Holders, and International Paper shall remain liable to the Trustee and the Holders for the full amount guaranteed by International Paper hereunder.

SECTION 11.5 No Subrogation. Notwithstanding any payment or payments made by International Paper hereunder, International Paper shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the International Paper Guarantee Obligations, nor shall International Paper seek or be entitled to seek any contribution or reimbursement from the Issuer in respect of payments made by International Paper hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the International Paper Guarantee Obligations are paid in full. If any amount shall be paid to International Paper on account of such subrogation rights at any time when all of the International Paper Guarantee Obligations shall not have been paid in full, such amount shall be held by International Paper in trust for the Trustee and the Holders, segregated from other funds of International Paper, and shall, forthwith upon receipt by International Paper, be turned over to the Trustee in the exact form received by International Paper (duly indorsed by International Paper to the Trustee, if required), to be applied against the International Paper Guarantee Obligations.

ARTICLE XII

Miscellaneous

SECTION 12.1 Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile, email or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

prior to June 30, 2022:

Sylvamo Corporation

6400 Poplar Avenue

Tower 1, 8th Floor

Memphis, TN 38197

E-Mail: michele.scott@sylvamo.com and Phillip.sisneros@sylvamo.com

Attention: Michele Scott / Phillip Sisneros

on or after June 30, 2022:

Sylvamo Corporation

6077 Primacy Parkway

Memphis, Tennessee 38119

E-Mail: michele.scott@sylvamo.com and Phillip.sisneros@sylvamo.com

Attention: Michele Scott / Phillip Sisneros

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

E-Mail: rebecca.norton@bnymellon.com

Attention: Corporate Trust Administration—Sylvamo Corp. 7.000% Senior Notes due 2029

if to International Paper:

International Paper

6400 Poplar Avenue

Tower 4, 7th Floor

Memphis, TN 38197

E-Mail: jenny.borden@ipaper.com

Attention: Jenny Borden

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Note Registrar and shall be deemed sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture, and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Trustee shall be entitled to receive from the Issuer:

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Note Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.5 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

SECTION 12.6 Governing Law; Jurisdiction. This Indenture, the Notes, the International Paper Guarantee and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

SECTION 12.7 Waiver of Jury Trial. EACH OF THE ISSUER, INTERNATIONAL PAPER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.8 No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any equity interests in the Issuer, any Subsidiary, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.9 Successors. All agreements of the Issuer, International Paper and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.10 Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf’ or “.tif’) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” and words of similar import in this Indenture and the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

SECTION 12.11 Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Note Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.13 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.14 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Responsible Officers, like all financial institutions, and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.

SECTION 12.15 Communication by Holders with Other Holders. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

SECTION 12.16 Severability. If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Indenture will continue in full force and effect.

SECTION 12.17 FATCA.

(1) Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment that it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable tax law, in which event the Trustee shall make such payment after such deduction or withholding has been made and shall account to the relevant governmental authorities for the amount so deducted or withheld, and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such tax, duty or charge.

(2) The Issuer hereby covenants with the Trustee that upon the reasonable request of the Trustee it will provide the Trustee with sufficient information that the Issuer has in its possession so as to enable the Trustee to determine whether or not the Trustee is obliged, in respect of any payments to be made by it pursuant to this Indenture, to make any deduction or withholding pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder, or official interpretations thereof, or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SYLVAMO CORPORATION, as Issuer

By:	/s/ Matthew Barron
Name: Matthew Barron
Title: Vice President and Assistant Secretary

[Signature Page to Indenture]

INTERNATIONAL PAPER COMPANY

By:	/s/ Errol A. Harris
Name: Errol A. Harris
Title: Vice President and Treasurer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Insert Legends As Applicable]

Form of Note

(FACE OF NOTE)

SYLVAMO CORPORATION

7.000% Senior Notes due 2029

CUSIP NO. [87133L AA8]1/[U7858L AA6]2

ISIN No. [US87133LAA89]3/[USU7858LAA62]4

No. $[__________]

Sylvamo Corporation, a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Issuer”), promises to pay to Cede & Co., or its registered assigns, the principal sum of $_____ ([__________] United States dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]5 (the “Principal Amount”) on September 1, 2029.

Interest Payment Dates: March 1 and September 1 of each year, commencing on March 1, 2022.

Regular Record Dates: February 15 and August 15 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[1]	Insert for Initial Rule 144A Note only.
[2]	Insert for Initial Regulation S Note only.
[3]	Insert for Initial Rule 144A Note only.
[4]	Insert for Initial Regulation S Note only.
[5]	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

SYLVAMO CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Officer

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 7.000% Senior Notes due 2029 of the Issuer (herein called the “Notes”), issued under an Indenture, dated as of September 3, 2021 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), among the Issuer, International Paper, the Subsidiary Guarantors from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those explicitly made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and any applicable provision of the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Any Additional Notes issued under the Indenture shall be consolidated with and form a single series with the Initial Notes. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

1. Principal and Interest

The Issuer shall pay the principal of this Note on September 1, 2029.

Interest on the Outstanding Principal Amount will accrue at the rate of 7.000% per annum and shall be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2022 (each, an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date. [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from __________, __________.]6

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 and August 15 (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder

[6]	Include only for Additional Notes.

on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at their election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

2. Redemption

On and after September 1, 2024, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Redemption Period	Price
2024	103.500%
2025	101.750%
2026 and thereafter	100.000%

In addition, at any time prior to September 1, 2024, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to (but not including) the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

Notwithstanding the foregoing, at any time and from time to time, upon notice as described in Section 5.4 of the Indenture, prior to September 1, 2024, the Issuer may redeem in the aggregate up to 40.0% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by the Issuer after the Spin-Off Effective Date at a redemption price (expressed as a percentage of the principal amount thereof) equal to 107.00%, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date) (each an “Equity Offering Redemption”); provided, however, that if Notes are redeemed pursuant to this paragraph, an aggregate principal amount of Notes equal to at least 50.0% of the original aggregate principal amount of Notes (calculated giving effect to any issuance of Additional Notes) must remain outstanding immediately after the occurrence of each such redemption of Notes (unless all Notes are otherwise repurchased or redeemed substantially concurrently with the corresponding Equity Offering Redemption); provided, further, that such Equity Offering Redemption must occur within 180 days after the date on which any such related Equity Offering is consummated. Any amount payable in any such redemption may be funded from any source. Any notice of any such redemption may be given prior to completion of the related Equity Offering.

Notwithstanding the foregoing, in connection with any tender for or other offer to purchase any Notes, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender or other offer and the Issuer, or any third party making such a tender or other offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender or other offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

3. Method of Payment

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Issuer maintained for that purpose; provided, however, that at the option of the Issuer, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Issuer by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

4. Guarantees and International Paper Guarantee

This Note may hereafter be entitled to the International Paper Guarantee and certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article X and Article XI of the Indenture for terms relating to such Guarantees and the International Paper Guarantee, including the release, termination and discharge thereof. Neither the Issuer nor any Subsidiary Guarantor nor International Paper shall be required to make any notation on this Note to reflect the International Paper Guarantee or any Guarantee or any such release, termination or discharge.

5. Sinking Fund

The Notes will not be entitled to the benefit of a sinking fund.

6. Defeasance

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

7. Denominations

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes, as requested by the Holder surrendering the same.

8. Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. Miscellaneous

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration, transfer or exchange, but the Issuer and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Issuer, International Paper, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Issuer, International Paper, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Issuer with full power of substitution in the premises.

Check One

☐	(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐	(b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Date: _______________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee: _______________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:☐.

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$_____

Date: __________

Your Signature: ______________________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:     ______________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in principal amount of this Global Note	Amount of increases in principal amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian

EXHIBIT B

Form of Certificate of Beneficial Ownership

On or after [__________], 20[____]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

E-Mail: rebecca.norton@bnymellon.com

Attention: Corporate Trust Administration - Sylvamo Corp. 7.000% Senior Notes due 2029

Re: Sylvamo Corporation (the “Issuer”)

7.000% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

This letter relates to $__________ principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”). Pursuant to Section 2.16(2) of the Indenture dated as of September 3, 2021 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non-U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

You, the Issuer and counsel for the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

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EXHIBIT C

Form of Regulation S Certificate

Regulation S Certificate

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

E-Mail: rebecca.norton@bnymellon.com

Attention: Corporate Trust Administration—Sylvamo Corp. 7.000% Senior Notes due 2029

Re: Sylvamo Corporation (the “Issuer”)

7.000% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $__________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1. The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or 902(k)(2)(i) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2. Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3. No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a) (2) or Rule 904(a)(2) of Regulation S, as applicable.

4. The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5. If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before the end of the distribution compliance period under Regulation S, or we are an officer or director of the Issuer or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

C-1

6. If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7. We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Issuer and counsel for the Issuer are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate:                     , 20

C-2

EXHIBIT D

Form of Position Representation

___, 20__

Sylvamo Corporation

[ADDRESS]

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration—Sylvamo Corp. 7.000% Senior Notes due 2029

[                ] (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) have heretofore executed an indenture, dated as of [                ], 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 7.000% Senior Notes due 2029 (the “Notes”). All terms used herein and not otherwise defined shall have the meaning ascribed to such term under the Indenture.

This letter constitutes a Position Representation in connection with a Noteholder Direction delivered pursuant to Section 9.6(a) of the Indenture, whereby the undersigned, as Directing Holder, represents to the Issuer and the Trustee that [it is not a Net Short Holder]/[it is being instructed solely by beneficial owners that are not Net Short Holders].

By:
Name: [Holder]
Title:

D-1